SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12
LAS VEGAS SANDS CORP.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-1 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

LETTER FROM THE CHAIRMAN
___________________________

April 21, 2017
Dear Stockholder:
You are cordially invited to attend the 2017 annual meeting of stockholders of Las Vegas Sands Corp., which will be held on June 8, 2017 at 2:30 p.m. Pacific time, at the Sands Showroom at The Venetian Resort Hotel Casino located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
Details regarding admission to the meeting and the business to be presented at the meeting can be found in the accompanying Notice of Annual Meeting and Proxy Statement.
This year, we again are pleased to take advantage of Securities and Exchange Commission (the "SEC") rules that allow companies to furnish proxy materials to stockholders via the Internet. We believe that these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of producing and distributing materials for our annual meeting. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in the accompanying Proxy Statement and Annual Report to Stockholders, as well as how to submit a proxy by telephone or over the Internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 21, 2017. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing will begin on or about April 21, 2017.
Your vote is important. Whether or not you are able to attend, it is important that your shares be represented at the meeting. Please follow the instructions in the Notice and vote as soon as possible.
On behalf of the Board of Directors and the management of Las Vegas Sands Corp., thank you very much for your support.

Yours sincerely,

SHELDON G. ADELSON Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING
to be held on
June 8, 2017
___________________________
April 21, 2017

To the Stockholders:
The annual meeting of stockholders of Las Vegas Sands Corp., a Nevada corporation (the “Company”), will be held at the Sands Showroom at The Venetian Resort Hotel Casino located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109 on June 8, 2017, at 2:30 p.m. Pacific time, for the following purposes:

1.	to elect four directors to the Board of Directors to serve until the 2020 meeting;

2.	to ratify the selection of our independent registered public accounting firm;

3.	to vote on an advisory (non-binding) proposal to approve the compensation of the named executive officers;

4.	to vote on an advisory (non-binding) proposal on how frequently stockholders should vote to approve the compensation of the named executive officers; and

5.	to transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Stockholders of record at the close of business on April 10, 2017 are entitled to notice of and to vote at the meeting. A list of these stockholders will be available for examination by any stockholder, for any purpose relevant to the meeting, during ordinary business hours, at the Company’s executive offices, located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, for a period of ten days prior to the meeting date. The list will also be available for inspection by any stockholder at the place of the stockholder meeting during the whole time thereof.

By Order of the Board of Directors,

Lawrence A. Jacobs Executive Vice President, Global General Counsel and Secretary

PLEASE FOLLOW THE INSTRUCTIONS IN THE COMPANY’S NOTICE OF INTERNET
AVAILABILITY OF PROXY MATERIALS TO VOTE YOUR PROXY.

PROXY STATEMENT

i

PROXY STATEMENT
____________________________
PROXY AND VOTING INFORMATION
Our Board of Directors (the “Board”) has provided you with these proxy materials in connection with its solicitation of proxies to be voted at the annual meeting of stockholders. We will hold the annual meeting on Thursday, June 8, 2017, at the Sands Showroom at The Venetian Resort Hotel Casino located at 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109, beginning at 2:30 p.m. Pacific time. Please note that throughout these proxy materials we may refer to Las Vegas Sands Corp. as “the Company,” “we,” “us,” or “our.”
We are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners, unless they have directed us to provide the materials in a different manner. The Notice provides instructions on how to access and review all of the important information contained in this Proxy Statement, as well as how to submit a proxy by telephone or over the Internet. If you receive the Notice and would still like to receive a printed copy of our proxy materials, instructions for requesting these materials are included in the Notice. The Company plans to mail the Notice to stockholders by April 21, 2017. The Company will continue to mail a printed copy of this Proxy Statement and form of proxy to certain stockholders, and it expects that mailing to begin on or about April 21, 2017.
Who Can Vote
Only stockholders of record of the Company’s Common Stock, $0.001 par value per share (the “Common Stock”), as of April 10, 2017 will be entitled to vote at the meeting or any adjournment or postponement thereof.
How Many Shares Can Be Voted
The authorized capital stock of the Company presently consists of 1,000,000,000 shares of Common Stock. At the close of business on April 10, 2017, 792,268,004 shares of Common Stock were outstanding and entitled to vote. Each stockholder is entitled to one vote for each share held of record on that date on all matters that may come before the meeting. There is no cumulative voting in the election of directors.
How You Can Vote
You may attend the annual meeting and vote your shares in person. You may also grant your proxy to vote by telephone or through the Internet by following the instructions included on the Notice, or by returning a signed, dated and marked proxy card if you received a paper copy of the proxy card.
The presence, in person or by proxy, of the holders of at least a majority of the total number of outstanding shares of the Common Stock is necessary to constitute a quorum at the meeting. If you are the beneficial owner of shares held in “street name” by a broker, your broker, as the record holder of the shares, must vote those shares in accordance with your instructions. In accordance with the rules of the New York Stock Exchange (the “NYSE”), a brokerage firm may give a proxy to vote its customer’s stock without customer instructions if the brokerage firm (i) transmitted proxy materials to the beneficial owner of the stock, (ii) did not receive voting instructions by the date specified in the statement accompanying the proxy materials, and (iii) has no knowledge of any contest with respect to the actions to be taken at the stockholders’ meeting and such actions are adequately disclosed to stockholders. In addition, under current NYSE rules, brokerage firms may not vote their customers’ stock without instructions from the customer if the vote concerns the election of directors, a matter relating to executive compensation, including the advisory proposals on compensation, which will be voted on at the meeting, or an authorization for a merger, consolidation or any matter that could substantially affect the rights or privileges of the stock. Abstentions and broker non-votes are counted as present for the purpose of determining the presence or absence of a quorum for the transaction of business.

The affirmative vote of a plurality of the votes cast at the meeting will be required for the election of directors. Each other item to be acted upon at the meeting requires the affirmative vote of the holders of a majority of the shares of Common Stock represented at the meeting in person or by proxy and entitled to vote on the item, assuming that a quorum is present or represented at the meeting. A properly executed proxy marked “WITHHOLD AUTHORITY” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, and will have no effect on the election of directors. With respect to the other proposals, a properly executed proxy marked “ABSTAIN,” although counted for purposes of determining whether there is a quorum, will not be voted. Accordingly, an abstention will have the same effect as a vote cast against those proposals. Under Nevada law, a broker non-vote will have no effect on the outcome of the matters presented for a stockholder vote at this meeting.
Sheldon G. Adelson, the Chairman of the Board and Chief Executive Officer of our Company, his wife, Dr. Miriam Adelson, and trusts and other entities for the benefit of the Adelsons and their family members together beneficially owned approximately 54.5% of our outstanding Common Stock as of the record date. Mr. Adelson, Dr. Adelson, the trustees for the various trusts and individuals authorized to vote the shares of Common Stock held by such other entities have indicated that they will vote the shares of Common Stock over which they exercise voting control in accordance with the recommendations of our Board as set forth below.
Brokers are not permitted to vote on the election of directors or on the advisory proposals on executive compensation or on how frequently stockholders should vote to approve compensation of the named executive officers without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year. To ensure your shares are voted in the manner you desire, you should provide instructions to your bank, broker, or other nominee on how to vote your shares for each of the proposals to be voted on at the annual meeting in the manner permitted by your bank, broker, or other nominee. Without these instructions, shares held by beneficial owners will not be voted in the election of directors as set forth in Proposal No. 1 below or the advisory proposal on executive compensation as set forth in Proposal No. 3 below or the advisory proposal on how frequently stockholders should vote to approve compensation of our named executive officers as set forth in Proposal No. 4 below.

If you duly submit a proxy but do not specify how you want to vote, your shares will be voted as our Board recommends, which is:
• “FOR” the election of each of the nominees for director as set forth under Proposal No. 1 below;
• “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2017 as described in Proposal No. 2 below;
• “FOR” the advisory proposal on executive compensation as described in Proposal No. 3 below; and
• For the selection of "ONE YEAR" as the frequency to vote on the advisory proposal on executive compensation as described in Proposal No. 4 below.
How to Revoke or Change Your Vote
You may revoke or change your proxy at any time before it is exercised in any of three ways:

•	by notifying the Corporate Secretary of the revocation or change in writing;

•	by delivering to the Corporate Secretary a later dated proxy; or

•	by voting in person at the annual meeting.
You will not revoke a proxy merely by attending the annual meeting. To revoke or change a proxy, you must take one of the actions described above.
Any revocation of a proxy, or a new proxy bearing a later date, should be sent to the following address: Corporate Secretary, Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109. To revoke a proxy previously submitted by telephone, Internet or mail, simply submit a new proxy at a later date before the taking of the vote at the annual meeting, in which case, the later submitted proxy will be recorded and the earlier proxy will be revoked.
If you hold your shares in a brokerage or other account, you may submit new voting instructions by contacting your broker, bank or nominee.

Other Matters to be Acted upon at the Meeting
Our Board presently is not aware of any matters other than those specifically stated in the Notice of Annual Meeting that are to be presented for action at the annual meeting. If any matter other than those described in this Proxy Statement is presented at the annual meeting on which a vote may properly be taken, the shares represented by proxies will be voted in accordance with the judgment of the person or persons voting those shares.
Adjournments and Postponements
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.
Delivery of One Notice or Proxy Statement and Annual Report to a Single Household to Reduce Duplicate Mailings
In connection with the Company’s annual meeting of stockholders, the Company is required to send to each stockholder of record a Notice or a Proxy Statement and annual report, and to arrange for a Notice or a Proxy Statement and annual report to be sent to each beneficial stockholder whose shares are held by or in the name of a broker, bank, trust or other nominee. Because many stockholders hold shares of Common Stock in multiple accounts, this process would result in duplicate mailings of Notices or Proxy Statements and annual reports to stockholders who share the same address. To avoid this duplication, unless the Company receives instructions to the contrary from one or more of the stockholders sharing a mailing address, only one Notice or Proxy Statement and annual report will be sent to each address. Stockholders may, on their own initiative, avoid receiving duplicate mailings and save the Company the cost of producing and mailing duplicate documents as follows:
Stockholders of Record. If your shares are registered in your own name and you are interested in consenting to the delivery of a single Notice or Proxy Statement and annual report, you may enroll in the electronic delivery service by going directly to our transfer agent’s website at https://www.astfinancial.com anytime and follow the instructions.
Beneficial Stockholders. If your shares are not registered in your own name, your broker, bank, trust, or other nominee that holds your shares may have asked you to consent to the delivery of a single Notice or Proxy Statement and annual report if there are other Las Vegas Sands Corp. stockholders who share an address with you. If you currently receive more than one Notice or Proxy Statement and annual report at your household, and would like to receive only one copy of each in the future, you should contact your nominee.
Right to Request Separate Copies. If you consent to the delivery of a single Notice or Proxy Statement and annual report, but later decide that you would prefer to receive a separate copy of the Notice or Proxy Statement and annual report, as applicable, for each stockholder sharing your address, then please notify us or your nominee, as applicable, and we or they will promptly deliver such additional Notices or Proxy Statements and annual reports. If you wish to receive a separate copy of the Notice or Proxy Statement and annual report for each stockholder sharing your address in the future, you may contact our transfer agent, American Stock Transfer & Trust Company, directly by telephone at 1-800-937-5449 or by visiting its website at https://www.astfinancial.com and following the instructions.
Important Notice about Security
All meeting attendees may be asked to present a valid, government-issued photo identification (federal, state or local), such as a driver’s license or passport, and proof of beneficial ownership if you hold your shares through a broker, bank or other nominee before entering the meeting. Attendees may be subject to security inspections. Video and audio recording devices and other electronic devices will not be permitted at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information as of April 10, 2017 as to the beneficial ownership of our Common Stock, in each case, by:

•	each person known to us to be the beneficial owner, in an individual capacity or as a member of a "group," of more than 5% of our Common Stock;

•	each named executive officer;

•	each of our directors; and

•	all of our executive officers and directors, taken together.

	Beneficial Ownership(1)
Name of Beneficial Owner(2)	Shares	Percent (%)
Sheldon G. Adelson(3)(4)	78,826,722	9.9%
Dr. Miriam Adelson(3)(5)	327,085,377	41.3
General Trust under the Sheldon G. Adelson 2007 Remainder Trust(3)(6)	87,718,919	11.1
General Trust under the Sheldon G. Adelson 2007 Friends and Family Trust(3)(7)	87,718,918	11.1
Robert G. Goldstein(8)	766,212	*
Patrick Dumont(9)	107,500	*
Lawrence A. Jacobs	—	*
George Tanasijevich(10)	197,654	*
Ira H. Raphaelson(11)	24,417	*
Irwin Chafetz(3)(12)	252,632,902	31.9
Micheline Chau(13)	6,443	*
Charles D. Forman(14)	216,940	*
Steven L. Gerard(15)	6,692	*
George Jamieson(16)	6,435	*
Charles A. Koppelman(17)	10,819	*
Lewis Kramer	—	*
David F. Levi(18)	7,197	*
All current executive officers and current directors of our Company, taken together (12 persons)(19)	80,038,521	10.1%
____________________
*    Less than 1%.

(1)
A person is deemed to be a “beneficial owner” of a security if that person has or shares voting power, which includes the power to vote or direct the voting of such security, or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of such securities as to which such person has no economic interest. Except as otherwise indicated in these footnotes, each of the beneficial owners has, to our knowledge, the sole voting and investment power with respect to the indicated shares of Common Stock. Percentages are based on 792,268,004 shares issued and outstanding at the close of business on April 10, 2017 (including unvested shares of restricted stock, but excluding treasury shares), plus any shares of our Common Stock underlying options held by all individuals listed on the table that are vested and exercisable.

(2)	Other than Ira H. Raphaelson, the address of each person named in this table is c/o Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.

(3)
Sheldon G. Adelson, Dr. Miriam Adelson, Irwin Chafetz, the General Trust under the Sheldon G. Adelson 2007 Remainder Trust and the General Trust under the Sheldon G. Adelson 2007 Friends and Family Trust, together with Timothy D. Stein, constitute a “group” that, as of April 10, 2017, collectively beneficially owned 431,987,723 shares of our Common Stock, or 54.5% of the total number of shares issued and outstanding as of that date, for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934. Each of the foregoing persons may be deemed to beneficially own certain shares beneficially owned by the other persons in such “group.”

(4)
This amount includes (a) 66,026,921 shares of our Common Stock held by Mr. Adelson, (b) 61,905 unvested shares of restricted stock held by Mr. Adelson, (c) options to purchase 171,186 shares of our Common Stock that are vested and exercisable, and (d) 12,566,710 shares of our Common Stock held by an entity over which Mr. Adelson, as co-manager, shares voting and dispositive control.

(5)
This amount includes (a) 93,779,145 shares of our Common Stock held by Dr. Adelson, (b) 1,912,515 shares of our Common Stock held by trusts for the benefit of Dr. Adelson and her family members over which Dr. Adelson, as trustee, retains sole voting control and shares dispositive power, (c) 924,689 shares of our Common Stock held by trusts or custodial accounts for the benefit of Dr. Adelson’s family members over which Dr. Adelson, as trustee or in another fiduciary capacity, retains sole voting control and dispositive power, (d) 217,902,318 shares of our Common Stock held by trusts for the benefit of Dr. Adelson and her family members over which Dr. Adelson, as trustee, shares dispositive power, and (e) 12,566,710 shares of our Common Stock held by an entity over which Dr. Adelson, as co-manager, shares voting and dispositive control.

(6)	This amount includes 87,718,919 shares of our Common Stock held by the General Trust under the Sheldon G. Adelson 2007 Remainder Trust.

(7)	This amount includes 87,718,918 shares of our Common Stock held by the General Trust under the Sheldon G. Adelson 2007 Friends and Family Trust.

(8)
This amount includes (a) 127,057 shares of our Common Stock held by The Robert and Sheryl Goldstein Trust, and (b) options to purchase 639,155 shares of our Common Stock that are vested and exercisable.

(9)	This amount includes options to purchase 107,500 shares of our Common Stock held by Mr. Dumont that are vested and exercisable.

(10)	This amount includes (a) 25,179 shares of our Common Stock held by Mr. Tanasijevich, and (b) options to purchase 172,475 shares of our Common Stock that are vested and exercisable.

(11)	Mr. Raphaelson ceased to serve as Executive Vice President and Global General Counsel on August 21, 2016.

(12)
This amount includes (a) 71,422 shares of our Common Stock held by Mr. Chafetz, (b) 2,139 unvested shares of restricted stock, (c) options to purchase 10,000 shares of our Common Stock that are vested and exercisable, (d) 217,902,318 shares of our Common Stock held by trusts for the benefit of members of the Adelson family over which Mr. Chafetz, as trustee, retains sole voting control and shares dispositive power, (e) 33,305,328 shares of our Common Stock held by trusts for the benefit of members of the Adelson family over which Mr. Chafetz, as trustee, retains sole voting control and dispositive power, and (f) 1,341,695 shares of our Common Stock held by a trust for the benefit of members of the Adelson family over which Mr. Chafetz, as trustee, shares dispositive power. Mr. Chafetz disclaims beneficial ownership of the shares of our Common Stock held by any trust for which he acts as trustee, and this disclosure shall not be deemed an admission that Mr. Chafetz is a beneficial owner of such shares for any purpose.

(13)
This amount includes (a) 1,818 shares of our Common Stock held by Ms. Chau, (b) 2,139 unvested shares of restricted stock and (b) options to purchase 2,486 shares of our Common Stock that are vested and exercisable.

(14)
This amount includes (a) 204,801 shares of our Common Stock held by Mr. Forman, (b) 2,139 unvested shares of restricted stock, and (c) options to purchase 10,000 shares of our Common Stock that are vested and exercisable.

(15)
This amount includes (a) 2,818 shares of our Common Stock held by Mr. Gerard, (b) 2,139 unvested shares of restricted stock, and (c) options to purchase 1,735 shares of our Common Stock that are vested and exercisable.

(16)
This amount consists of (a) 2,802 shares of our Common Stock held by Mr. Jamieson, (b) 2,139 unvested shares of restricted stock, and (c) options to purchase 1,494 shares of our Common Stock that are vested and exercisable.

(17)	This amount includes (a) 8,680 shares of our Common Stock held by Mr. Koppelman and (b) 2,139 unvested shares of restricted stock.

(18)
This amount includes (a) 1,818 shares of our Common Stock held by Mr. Levi, (b) 2,139 unvested shares of restricted stock and (b) options to purchase 3,240 shares of our Common Stock that are vested and exercisable.

(19)
This amount includes 76,878 unvested shares of restricted stock and options to purchase 1,119,271 shares of our Common Stock that are vested and exercisable and held by the Company’s current executive officers and current directors. This amount does not include the 252,549,341 shares of Common Stock Mr. Chafetz has beneficial ownership of as a trustee of the trusts referenced in footnote 12 above.

BOARD OF DIRECTORS
Our Board currently has eleven directors, divided into three classes, designated as Class I, Class II and Class III. Members of each class serve for a three-year term. Stockholders elect one class of directors at each annual meeting. The term of office of the current Class I directors will expire at the 2017 annual meeting. The term of office of the current Class II directors will expire in 2018 and the term of office of the current Class III directors will expire in 2019. Each director holds office until his or her successor has been duly elected and qualified or the director’s earlier resignation, death or removal.
We have nominated four individuals to serve as Class I directors: Charles D. Forman, Steven L. Gerard, George Jamieson and Lewis Kramer. Each of the nominees is a current director of the Company who has indicated that he will serve if elected. We do not anticipate that any of the nominees will be unable or unwilling to serve, if elected, but if that happens, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board may designate.
In addition to the specific professional experience of our directors, we chose our directors because they are highly accomplished in their respective fields, insightful and inquisitive. In addition, we believe each of our directors possesses sound business judgment and is highly ethical. While we do not have a formal diversity policy, we consider a wide range of factors in determining the composition of our Board, including professional experience, skills, education, training and background.
The nominees for election for a three-year term ending in 2020 and their backgrounds are as follows:

Name (Age), Principal Occupation and Other Directorships	First Became a Director	Class
Charles D. Forman (70)	2004	I
Mr. Forman has been a Director of the Company since August 2004. He has been a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since March 2004. In addition, he has served as a member of the board of directors of the Company’s subsidiary, Sands China Ltd., since May 2014. Mr. Forman served as chairman and chief executive officer of Centric Events Group, LLC, a trade show and conference business from April 2002 until his retirement upon the sale of the business in 2007. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. During 2000, he was executive vice president of international operations of Key3Media, Inc. From 1998 to 2000, he was chief legal officer of ZD Events Inc., a tradeshow business that included COMDEX. From 1995 to 1998, Mr. Forman was executive vice president, chief financial and legal officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was vice president and general counsel of The Interface Group, a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988. Mr. Forman is a member of the board of trustees of The Dana-Farber Cancer Institute and treasurer and a director of Nantucket Jewish Cemetery, Inc. Mr. Forman’s extensive experience in the hospitality, trade show and convention businesses led the Board to conclude that he would be a valuable member of our Board of Directors.

Steven L. Gerard (71)	2014	I
Mr. Gerard has been a Director of the Company since July 2014. He served as the chief executive officer of CBIZ, Inc., a provider of integrated business services and products, from October 2000 until his retirement in March 2016, and continues to serve as the chairman of its board of directors, a position he has held since October 2002. Mr. Gerard was chairman and chief executive officer of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was chairman and chief executive officer of Triangle Wire & Cable, Inc. and its successor, Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as vice president of the securities division. Mr. Gerard also serves on the board of directors of Lennar Corporation, a home builder, and had served on the board of directors of Joy Global, Inc., a manufacturer and servicer of mining equipment. Mr. Gerard’s extensive executive experience and service as a director of other public companies led the Board to conclude that he would be a valuable member of our Board of Directors.

Name (Age), Principal Occupation and Other Directorships	First Became a Director	Class
George Jamieson (80)	2014	I
Mr. Jamieson has been a Director of the Company since June 2014. He is a certified public accountant and a retired partner of PricewaterhouseCoopers LLP. He served in various positions at PricewaterhouseCoopers LLP (or predecessor firms) in various capacities from 1964 until 1997. Mr. Jamieson is a member of the American Institute of Certified Public Accountants. He recently retired as a member of the executive committee of the board of directors of the American Liver Foundation and has served on the boards of directors of many other charitable and civic organizations. Mr. Jamieson’s extensive experience in the accounting profession, including his experience auditing public companies and his international experience, as well as his service on the boards of directors of charitable and civic organizations led the Board to conclude that he would be a valuable member of our Board of Directors.

Lewis Kramer (69)	2017	I
Mr. Kramer has been a Director of the Company since April 2017. Mr. Kramer was a partner at Ernst & Young LLP from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young LLP. At the time of his retirement, Mr. Kramer served as the global client service partner for worldwide external audit and all other services for major clients, and served on the firm’s United States executive board. He previously served as Ernst & Young LLP's national director of audit services. Mr. Kramer has served on the board of directors of L3 Technologies, Inc., since 2009. Mr. Kramer’s extensive financial and business knowledge gained while serving as an independent auditor for organizations across diverse industries and his experience as a director of a public company and non-profit organizations led the Board to conclude that he would be a valuable member of our Board of Directors.

The other members of the Board who will continue to serve following our 2017 annual meeting are as follows:

Name (Age), Principal Occupation and Other Directorships	First Became a Director	Class
Sheldon G. Adelson (83)	2004	III
Mr. Adelson has been Chairman of the Board, Chief Executive Officer, Treasurer and a Director of the Company since August 2004. He has been chairman of the board, chief executive officer and a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since April 1988 when it was formed to own and operate the former Sands Hotel and Casino. Mr. Adelson has served as the chairman of the board of directors of the Company’s subsidiary, Sands China Ltd., since August 2009 and as its chief executive officer since January 2015. Mr. Adelson also created and developed The Sands Expo and Convention Center, the first privately owned convention center in the United States, which was transferred to the Company in July 2004. In addition, Mr. Adelson serves as an officer and/or director of several of our other subsidiaries. His business career spans more than seven decades and has included creating and developing to maturity more than 50 different companies. Mr. Adelson has extensive experience in the convention, trade show, and tour and travel businesses. He created and developed the COMDEX Trade Shows, including the COMDEX/Fall Trade Show, which was the world’s largest computer show in the 1990s. He has been the president and chairman of Interface Group Holding Company, Inc. and its predecessors since the mid-1970s and is a manager of Interface Group-Massachusetts, LLC and was president of its predecessors since 1990. Mr. Adelson has earned multiple honorary degrees and has been a guest lecturer at various colleges and universities, including the University of New Haven, Harvard Business School, Columbia Business School, Tel Aviv University and Babson College. Among his numerous awards for his business and philanthropic work are the Armed Forces Foundation’s Patriot Award, the Hotel Investment Conference’s Innovation Award and the Woodrow Wilson Award for Corporate Citizenship, and induction into the American Gaming Association’s Hall of Fame. Mr. Adelson’s extensive business experience, including his experience in the hospitality and meetings, incentives, convention and exposition businesses, and his role as our Chief Executive Officer and Treasurer, led the Board to conclude that he would be a valuable member of our Board of Directors.

Name (Age), Principal Occupation and Other Directorships	First Became a Director	Class
Irwin Chafetz (81)	2005	III
Mr. Chafetz has been a Director of the Company since February 2005. He was a director of Las Vegas Sands, Inc. from February until July 2005. Mr. Chafetz is a manager of The Interface Group, LLC, a Massachusetts limited liability company that controls Interface Group-Massachusetts, LLC. Mr. Chafetz has been associated with Interface Group-Massachusetts, LLC and its predecessors since 1972. From 1989 to 1995, Mr. Chafetz was a vice president and director of Interface Group-Nevada, Inc., which owned and operated trade shows, including COMDEX, and also owned and operated The Sands Expo and Convention Center. From 1989 to 1995, Mr. Chafetz was also vice president and a director of Las Vegas Sands, Inc. Mr. Chafetz has served on the boards of directors of many charitable and civic organizations and is a member of the board of trustees at Suffolk University and a former member of the dean’s advisory council at Boston University School of Management. Mr. Chafetz’s extensive experience in the hospitality, trade show and convention businesses, as well as his experience as a former executive of our predecessor company, led the Board to conclude that he would be a valuable member of our Board of Directors.

Micheline Chau (64)	2014	II
Ms. Chau has been a Director of the Company since October 2014. She served as the president, chief operating officer and executive director of Lucasfilm Ltd., a film and entertainment company, from 2003 to 2012 and as its chief financial officer from 1991 to 2003. Before that, Ms. Chau held other executive-level positions in various industries, including retail, restaurant, venture capital and financial services. She currently also serves on the board of directors of Dolby Laboratories, Inc., an audio, imaging and communications company, since February 2013 and was a member of the board of directors of Red Hat, Inc., a provider of open-source software solutions, from November 2008 to August 2012. Ms. Chau’s extensive and varied business experience, including as an executive at Lucasfilm Ltd., and her experience as a director of other public companies led the Board to conclude that she would be a valuable member of our Board of Directors.

Patrick Dumont (42)	2017	II
Mr. Dumont has been a Director of the Company since April 2017. Mr. Dumont has been the Company’s Executive Vice President and Chief Financial Officer since March 2016 and was our Senior Vice President, Finance and Strategy from September 2013 through March 2016. In addition, Mr. Dumont has served as the Company’s Principal Financial Officer since February 23, 2016. From June 2010 until August 2013, Mr. Dumont served as the Company’s Vice President, Corporate Strategy. Mr. Dumont is the son-in-law of Sheldon G. Adelson, the Company’s Chairman of the Board, Chief Executive Officer and Treasurer. Mr. Dumont’s experience in corporate finance and his positions and tenure with the Company led the Board to conclude that he would be a valuable member of our Board of Directors.

Robert G. Goldstein (61)	2015	III
Mr. Goldstein has been the Company’s President and Chief Operating Officer and a member of the Board of Directors since January 2015. He previously served as the Company’s President of Global Gaming Operations from January 2011 until December 2014, the Company’s Executive Vice President from July 2009 until December 2014, and the Company's Secretary from August 2016 to November 2016. He has held other senior executive positions at the Company and its subsidiaries since 1995. Mr. Goldstein has served as a member of the board of directors of our Company’s subsidiary, Sands China Ltd., since May 2014, and as its interim president from January 2015 through October 2015. From 1992 until joining the Company in December 1995, Mr. Goldstein was the executive vice president of marketing at the Sands Hotel in Atlantic City, as well as an executive vice president of the parent Pratt Hotel Corporation. He has served on the board of directors of Remark Media, Inc., a global digital media company, since May 2015. Mr. Goldstein’s extensive experience in the hospitality and gaming industries, including as a senior executive officer of our Company (or its predecessors) since 1995, as well as his current position as our President and Chief Operating Officer, led the Board to conclude that he would be a valuable member of our Board of Directors.

Name (Age), Principal Occupation and Other Directorships	First Became a Director	Class
Charles A. Koppelman (77)	2011	III
Mr. Koppelman has been a Director of the Company since October 2011. Mr. Koppelman currently serves as chairman and chief executive officer of CAK Entertainment, Inc., an entertainment consultant and brand development firm founded in 1997. From 2005 to 2011, Mr. Koppelman served as executive chairman and principal executive officer of Martha Stewart Living Omnimedia, Inc. and served as a director of the company from 2004 to 2011. From 1990 to 1994, he served first as chairman and chief executive officer of EMI Music Publishing and then from 1994 to 1997 as chairman and chief executive officer of EMI Records Group, North America. He has served as a director of Six Flags Entertainment Corp. since May 2010, where he serves on the audit committee and the compensation committee. Mr. Koppelman is also a former director of Steve Madden Ltd., and served as chairman of the board of that company from 2000 to 2004. Mr. Koppelman’s extensive executive experience, including in the entertainment industry, and his experience as a director of other public companies led the Board to conclude that he would be a valuable member of our Board of Directors.

David F. Levi (65)	2015	II
Mr. Levi has been a Director of the Company since January 2015. He has served as the dean and professor of law at Duke University School of Law since July 2007. He served as the chief United States district judge for the Eastern District of California from May 2003 until June 2007. He took the oath of office as a United States district judge in November 1990. He also served as the presidentially appointed United States attorney for the Eastern District of California from 1986 until November 1990. He was a member of the Attorney General’s advisory committee of U.S. attorneys and served as chair of the public corruption sub-committee. Prior to his appointment as United States attorney, he served as an assistant United States attorney for the Eastern District of California. In 2004, he was elected to the Council of the American Law Institute and is currently the president-elect of that organization. He is an elected fellow of the American Academy of Arts and Sciences and a member of the board of the National Parks Conservation Association. He served as chair of two judicial conference committees by appointment of the chief justice. He was named chair of the civil rules advisory committee in 2000 and chair of the standing committee on the Rules of Practice and Procedure in 2003, where he served in that capacity until 2007. Mr. Levi’s extensive legal, judicial, academic and administrative experience, including as a Federal judge and the dean of a major law school, led the Board to conclude that he would be a valuable member of our Board of Directors.

Family Relationships
Mr. Adelson is the father-in-law of Patrick Dumont, the Company’s Executive Vice President and Chief Financial Officer. There is no other family relationship between any of the directors or executive officers of the Company.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND BOARD AND OTHER COMMITTEES
Board
NYSE Listing Standards. As required by the NYSE’s corporate governance rules, the Company’s Board currently has a majority of independent directors. In addition, all of the members of the Company’s Audit Committee, Compensation Committee, Nominating and Governance Committee and Compliance Committee (as further described below) are independent directors.
Although the Company qualifies as a “controlled company” because Mr. Adelson, his wife and trusts and other entities for the benefit of the Adelsons and their family members control more than 50 percent of the voting power of the Company’s Common Stock, the Board has determined that it will not take advantage of the exemptions provided under the NYSE governance rules for “controlled companies.”
Independent Directors. The Board has determined that six of the eleven current members of the Board, namely Ms. Chau, Mr. Gerard, Mr. Jamieson, Mr. Koppelman, Mr. Kramer and Mr. Levi, satisfy the criteria for independence under applicable rules promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the NYSE corporate governance rules. In addition, Jason N. Ader, who resigned from the Board April 6, 2017, also satisfied the criteria for independence. In making its determinations, the Board reviewed all the relevant facts and circumstances, the standards set forth in our Corporate Governance Guidelines, the NYSE rules and other applicable laws and regulations.
Two of our outside directors, Messrs. Chafetz and Forman, have business and personal relationships with our controlling stockholder, Mr. Adelson. Mr. Chafetz was a stockholder, vice president and director of the entity that owned and operated the COMDEX trade show and The Sands Expo and Convention Center, which were created and developed by Mr. Adelson. Mr. Forman was vice president and general counsel of this entity. Mr. Chafetz also is a trustee of several trusts for the benefit of Mr. Adelson’s family members that beneficially own shares of our Common Stock. For additional information, see “Proxy and Voting Information — How You Can Vote” and “Principal Stockholders” above. These relationships with Mr. Adelson also include making joint investments and other significant financial dealings. As a result, Messrs. Adelson, Chafetz and Forman may have their financial interests aligned and, therefore, the Board does not consider Messrs. Chafetz and Forman to be independent directors.
Board Meetings. The Board held six meetings and acted by written consent seven times during 2016. The work of the Company’s directors is performed not only at meetings of the Board and its committees, but also by consideration of the Company’s business through the review of documents and in numerous communications among Board members and others. In 2016, all directors attended at least 75% of the aggregate of all meetings of the Board and committees on which they served during the periods in which they served.
Annual Meeting. Our directors are encouraged to attend each annual meeting of stockholders and all of our directors attended our 2016 annual meeting of stockholders held on June 3, 2016.
Board Committees
Standing and Other Committees. Our Board has four standing committees: an audit committee (the “Audit Committee”), a compensation committee (the “Compensation Committee”), a nominating and governance committee (the “Nominating and Governance Committee”) and a compliance committee (the “Compliance Committee”).
Audit Committee. The Audit Committee operates under a written charter. The primary purpose of the Audit Committee is to assist the Board in monitoring the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our audit function, and the compliance of our independent registered public accounting firm and our Company with legal and regulatory requirements. Among other things, our Audit Committee selects our independent registered public accounting firm and reviews with such firm the plan, scope and results of our annual audit, and the fees for the services performed. The Audit Committee also reviews the adequacy of our internal control systems with management and the independent registered public accounting firm and receives internal audit reports, and subsequently reports its findings to the full Board. In addition, the Audit Committee is charged with reviewing related party transactions as further described below under “Corporate Governance — Related Party Transactions” and with overseeing the Company’s enterprise risk management as further described below under “Corporate Governance — The Board’s Role in Risk Oversight” and its cyber security program. The Audit Committee also oversees the Company’s responses to designated stockholder derivative actions.
The current members of our Audit Committee are George Jamieson (Chair), Steven L. Gerard and Lewis Kramer. Mr. Ader was a member of our Audit Committee until his resignation on April 6, 2017. The Board has determined that Messrs. Jamieson, Gerard and Kramer are each independent under applicable NYSE and federal securities rules and regulations on independence of Audit Committee members. The Board has determined that each of the members of the Audit Committee is “financially literate” and that Mr. Jamieson qualifies as an “audit committee financial expert,” as defined in the NYSE’s listing standards and federal securities rules and regulations. The Audit Committee held 10 meetings and did not act by written consent during 2016. The Audit Committee’s activities also are undertaken by numerous discussions and other communications among its members and others.
Compensation Committee. The Compensation Committee operates under a written charter pursuant to which it has direct responsibility for the compensation of our executive officers. The Compensation Committee has the authority to set salaries, bonuses and other elements of employment and to approve employment agreements for our executive officers and certain other highly compensated employees. The Compensation Committee also may delegate its authority to the extent permitted by the Board, the Compensation Committee charter, our by-laws, state law and NYSE regulations. In addition, the Compensation Committee has the authority to approve employee benefit plans as well as to administer our 2004 Equity Award Plan (Amended and Restated) (the "2004 Equity Award Plan"), our equity award plan under which we grant stock options and other equity awards. The Compensation Committee also is involved in the Company’s enterprise risk management process as further described below under “Corporate Governance — The Board’s Role in Risk Oversight” and “Corporate Governance — 2016 Executive Compensation Risk Assessment.”
The current members of the Compensation Committee are Steven L. Gerard (Chair), Micheline Chau and Charles A. Koppelman. The Compensation Committee held five meetings and acted by written consent five times during 2016. Additional information about the Compensation Committee, its responsibilities and its activities is provided below under “Compensation Discussion and Analysis.”
Nominating and Governance Committee. The Nominating and Governance Committee operates under a written charter and has the authority to, among other things, review and make recommendations regarding the composition of the Board and its committees; develop and implement policies and procedures for the selection of Board members; identify individuals qualified to become Board members; and select, or recommend that the Board select, director nominees. The Nominating and Governance Committee also is responsible for assessing, developing and making recommendations to the Board with respect to Board effectiveness and related corporate governance matters, including corporate governance guidelines and procedures intended to organize the Board appropriately, and overseeing the evaluation of the Board and management. The current members of the Nominating and Governance Committee are David F. Levi (Chair), Charles A. Koppelman and Lewis Kramer. Mr. Ader was a member of our Nominating and Governance Committee until his resignation on April 6, 2017.The Nominating and Governance Committee held four meetings and did not act by written consent during 2016.
Compliance Committee. The Compliance Committee operates under a written charter and assists the Board in overseeing our Company’s compliance program with respect to: (a) compliance with the laws and regulations applicable to the Company’s business, including gaming laws; and (b) compliance with: the Company's (i) Code of Business Conduct and Ethics, (ii) Anti-Corruption Policy Including Guidelines on Travel and Entertainment Expenses and Customer Complimentaries for Government Officials, (iii) Statement on Reporting Ethical Violations, (iv) anti-money laundering policies, and (v) related policies and procedures applicable to the Company’s team members, officers, directors and other agents. The current members of the Compliance Committee are Charles A. Koppelman (Chair), Micheline Chau, Steven L. Gerard and David F. Levi. The Compliance Committee held four meetings and did not act by written consent during 2016.
Compensation Committee Interlocks and Insider Participation. The members of the Compensation Committee during 2016 were Micheline Chau, Steven L. Gerard and Charles A. Koppelman. None of the individuals who served as a member of our Compensation Committee during 2016 is, or has been, an employee or officer of the Company. None of our executive officers serve, or in the past year served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our Board or Compensation Committee.

Other Non-Board Committee
Operational Compliance Committee. The Company has an operational compliance committee (the “Operational Compliance Committee”) that operates under a written regulatory Compliance Program approved by the Nevada Gaming Control Board. The Company created the Operational Compliance Committee to exercise its best efforts to identify and evaluate situations arising in the course of the Company’s businesses, wherever conducted, which may have an adverse effect upon its objectives or those of gaming control and thereby cause concern to any gaming authority. The Operational Compliance Committee monitors the Company’s activities so as to assist the Company’s senior management with regard to the Company’s (a) business associations, that is, to protect the Company from associations with persons denied licensing or other related approvals, or who may be deemed unsuitable to be associated with the Company; (b) business practices and procedures; (c) compliance with any special conditions imposed upon the Company’s license(s); (d) reports submitted to gaming authorities; and (e) compliance with the laws, regulations and orders of governmental agencies having jurisdiction over the Company’s gaming or business activities. The Company’s Senior Vice President and Global Chief Compliance Officer is the Chair of the Operational Compliance Committee and provides quarterly updates to the Compliance Committee. The Operational Compliance Committee also has an independent member who is not otherwise employed by the Company and who possesses a background in and extensive experience with gaming control in Nevada. The remaining members of the Operational Compliance Committee are employees of the Company.

CORPORATE GOVERNANCE
Commitment to Corporate Governance. Our Board and management have a strong commitment to effective corporate governance. We have in place a comprehensive corporate governance framework for our operations which, among other things, takes into account the requirements of the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act and the applicable rules and regulations of the SEC and the NYSE. The key components of this framework are set forth in our amended and restated articles of incorporation and by-laws, along with the following additional documents:

•	our Audit Committee Charter;

•	our Compensation Committee Charter;

•	our Nominating and Governance Committee Charter;

•	our Compliance Committee Charter;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics;

•	our Anti-Corruption Policy; and

•	our Statement on Reporting Ethical Violations.
Copies of each of these documents are available on our website at http://investor.sands.com by clicking on “Investor Relations,” and then on the section entitled “Governance.” Copies also are available without charge by sending a written request at the following address: Investor Relations, Las Vegas Sands Corp., 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109.
Corporate Governance Guidelines. We have adopted Corporate Governance Guidelines for our Company that set forth the general principles governing the conduct of the Company’s business and the role, functions, duties and responsibilities of the Board, including, but not limited to, such matters as composition, membership criteria, orientation and continuing education, retirement, committees, compensation, meeting procedures, annual evaluation and management succession planning.
Code of Business Conduct and Ethics. We have adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers (including the principal executive officer, principal financial officer and principal accounting officer), employees and agents. The Code of Business Conduct and Ethics establishes policies and procedures that the Board believes promote the highest standards of integrity, compliance with the law and personal accountability. The Company’s Code of Business Conduct and Ethics is provided to all new directors, officers and employees.
Anti-Corruption Policy. We have adopted an Anti-Corruption Policy to ensure that the hospitality and business development practices of all of our operations anywhere in the world are fully consistent with applicable record keeping and anti-corruption laws, including the U.S. Foreign Corrupt Practices Act and the Sarbanes-Oxley Act of 2002. The Anti-Corruption Policy is provided to all new directors, officers and employees.
Statement on Reporting Ethical Violations. We have adopted a Statement on Reporting Ethical Violations to facilitate and encourage the reporting of any misconduct at the Company, including violations or potential violations of our Code of Business Conduct and Ethics, and to ensure that those reporting such misconduct will not be subject to harassment, intimidation or other retaliatory action. The Statement on Reporting Ethical Violations is provided to all new directors, officers and employees.
Related Party Transactions. We have established policies and procedures for the review, approval and/or ratification of related party transactions. Under its charter, the Audit Committee approves all related party transactions required to be disclosed in our public filings and all transactions involving executive officers or directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics. Our conflict of interest policy sets forth additional procedures governing related party transactions. Under our procedures, our executive officers and directors provide our corporate counsel’s office with the details of any such proposed transactions. Under guidelines established by our Audit Committee, proposed transactions and matters requiring approval under our policies with aggregate values of less than $120,000 per year are presented to the Audit Committee quarterly for review. Larger transactions are presented to our Audit Committee for review, discussion and approval. The Audit Committee may, in its discretion, request additional information from the director or executive officer involved in a proposed transaction or from management prior to granting approval for a related party transaction. All other related party transactions by individuals subject to our Code of Business Conduct and Ethics and conflict of interest policy must be approved by our Global Chief Compliance Officer and reported to the Compliance Committee and the Audit Committee.
Nomination of Directors. The Nominating and Governance Committee proposed to the Board the candidates nominated for election at this annual meeting. The Nominating and Governance Committee, in making its selection of director candidates, considered the appropriate skills and personal characteristics required in light of the then-current makeup of the Board and in the context of the perceived needs of the Company at the time.
The Nominating and Governance Committee considers a number of factors in selecting director candidates, including:

•	the ethical standards and integrity of the candidate in personal and professional dealings;

•	the independence of the candidate under legal, regulatory and other applicable standards;

•	the diversity of the existing Board, so that a body of directors from diverse professional and personal backgrounds is maintained;

•	whether the skills and experience of the candidate will complement that of the existing members of the Board;

•
the number of other public company boards of directors on which the candidate serves or intends to serve, with the expectation that the candidate would not serve on the boards of directors of more than three other public companies;

•	the ability and willingness of the candidate to dedicate sufficient time, energy and attention to ensure the diligent performance of his or her Board duties;

•	the ability of the candidate to read and understand fundamental financial statements and understand the use of financial ratios and information in evaluating the financial performance of the Company;

•	the willingness of the candidate to be accountable for his or her decisions as a director;

•	the ability of the candidate to provide wise and thoughtful counsel on a broad range of issues;

•	the ability and willingness of the candidate to interact with other directors in a manner that encourages responsible, open, challenging and inspired discussion;

•	whether the candidate has a history of achievements that reflects high standards;

•	the ability and willingness of the candidate to be committed to, and enthusiastic about, his or her performance for the Company as a director, both in absolute terms and relative to his or her peers;

•	whether the candidate possesses the courage to express views openly, even in the face of opposition;

•	the ability and willingness of the candidate to comply with the duties and responsibilities set forth in the Company’s Corporate Governance Guidelines and by-laws;

•
the ability and willingness of the candidate to comply with the duties of care, loyalty and confidentiality applicable to directors of publicly traded corporations organized in the Company’s jurisdiction of incorporation;

•	the ability and willingness of the candidate to adhere to the Company’s Code of Business Conduct and Ethics, including the policies on conflicts of interest expressed therein; and

•	such other attributes of the candidate and external factors as the Board deems appropriate.
The Nominating and Governance Committee has the discretion to weigh these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate.
The Nominating and Governance Committee will consider candidates recommended by directors and members of management and may, in its discretion, engage one or more search firms to assist in the recruitment of director candidates. The Nominating and Governance Committee does not have a policy for considering director candidates recommended by security holders and believes that not having such a policy is appropriate in light of the significant ownership of the Company’s Common Stock by Mr. Adelson and his family.
Board Leadership Structure. Mr. Adelson serves as the Chairman of the Board and Chief Executive Officer of our Company. Mr. Adelson is the founder of our Company and has served as its Chairman and Chief Executive Officer since the Company was founded. The Board believes that Mr. Adelson is best suited to serve as both its Chairman and

Chief Executive Officer because he is the most familiar with the Company’s businesses and industry and best able to establish strategic priorities for the Company. In addition, Mr. Adelson, his wife and trusts and other entities for the benefit of the Adelsons and their family members together beneficially owned approximately 54.5% of our outstanding Common Stock as of the record date. Accordingly, Mr. Adelson exercises significant influence over our business policies and affairs, including the composition of our Board of Directors. As a result, the Board believes that Mr. Adelson’s continuing service as both Chairman and Chief Executive Officer is beneficial to the Company and provides an effective leadership structure. The Company does not have a lead director.
The Board’s Role in Risk Oversight. The Board of Directors, directly and through its committees, is actively involved in the oversight of the Company’s risk management policies. The Audit Committee is charged with overseeing enterprise risk management, generally, and with reviewing and discussing with management the Company’s major financial risk exposures and the steps management has taken to monitor, control and manage these exposures, including the Company’s risk assessment and risk management guidelines and policies. The Compensation Committee oversees the Company’s compensation policies generally to determine whether they create risks that are reasonably likely to have a material adverse effect on the Company. The Compliance Committee assists the Board in overseeing the Company’s compliance program, including compliance with the laws and regulations applicable to the Company’s business and compliance with the Company’s Code of Business Conduct and Ethics and other policies. The Audit Committee, the Compensation Committee and the Compliance Committee receive reports from, and discuss these matters with, management and regularly report on these matters to the Board.
2016 Executive Compensation Risk Assessment. The Compensation Committee has evaluated the Company’s compensation structure from the perspective of enterprise risk management and the terms of the Company’s compensation policies generally and does not believe that the Company’s compensation policies and practices provide incentives for employees to take inappropriate business risks or risks that are reasonably likely to have a material adverse effect on the Company. As described under “Compensation Discussion and Analysis” below regarding bonuses for our named executive officers, Mr. Adelson is eligible to receive bonuses under his employment agreement, subject to the Company’s achievement of predetermined EBITDA-based performance goals. Under their employment agreements, the other named executive officers are eligible for discretionary bonuses, up to a target percentage of their respective base salaries. Similarly, any bonuses for employees other than the named executive officers are granted on a discretionary basis. In making its determinations regarding 2016 bonuses for Mr. Goldstein and Mr. Dumont, the Compensation Committee’s decision was based on the Company’s achievement of predetermined EBITDA-based performance targets. In making its determinations regarding the 2016 bonus for Mr. Tanasijevich, the Compensation Committee’s decision was based on the achievement of predetermined EBITDA-based performance targets by Marina Bay Sands. In making its determinations regarding the 2016 bonus for Mr. Jacobs, the annual bonus was determined by the performance criteria established by the Chief Executive Officer. The Compensation Committee believes that the Company’s compensation policies do not incentivize our named executive officers or other employees to take inappropriate business risks or risks that are reasonably likely to have a material adverse effect on the Company because the discretionary nature of the bonuses and the weighing of financial and individual performance factors means there may not be any direct correlation between any particular action by an employee and the employee’s receipt of a bonus.
Presiding Non-Management Director. In accordance with applicable rules of the NYSE and the Company’s Corporate Governance Guidelines, the Board has adopted a policy to meet at least quarterly in executive session without management directors or any members of the Company’s management being present. In addition, the Board’s independent directors meet at least once each year in executive session. At each executive session, a presiding director chosen by a majority of the directors present will preside over the session.
Stockholder Communications with the Board. Stockholders and interested parties who wish to contact our Board, the Chairman of the Board, the presiding non-management director of executive sessions or any individual director are invited to do so by writing to:
Board of Directors of Las Vegas Sands Corp.
c/o Corporate Secretary
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Complaints and concerns relating to our accounting, internal accounting controls or auditing matters should be communicated to the Audit Committee of our Board using the procedures described below. All other stockholder and other communications addressed to our Board will be referred to our presiding non-management director of executive sessions and tracked by the Corporate Secretary. Stockholder and other communications addressed to a particular director will be referred to that director.
Stockholder Communications with the Audit Committee. Complaints and concerns relating to our accounting, internal accounting controls, or auditing matters should be communicated to the Audit Committee of our Board, which consists solely of non-employee directors. Any such communication may be anonymous and may be reported to the Audit Committee through the Office of the General Counsel by writing to:
Las Vegas Sands Corp.
3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Attention: Office of the General Counsel
All communications will be reviewed under Audit Committee direction and oversight by the Office of the General Counsel, the Audit Services Group, which performs the Company’s internal audit function, or such other persons as the Audit Committee determines to be appropriate. Confidentiality will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review. Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Office of the General Counsel will prepare a periodic summary report of all such communications for the Audit Committee.

EXECUTIVE OFFICERS
This section contains certain information about our current executive officers, including their names and ages (as of the mailing of these proxy materials), positions held and periods during which they have held such positions. There are no arrangements or understandings between our officers and any other person pursuant to which they were selected as officers.

Name	Age	Title
Sheldon G. Adelson	83	Chairman of the Board, Chief Executive Officer and Treasurer
Robert G. Goldstein	61	President and Chief Operating Officer
Patrick Dumont	42	Executive Vice President and Chief Financial Officer
Lawrence A. Jacobs	61	Executive Vice President and Global General Counsel and Secretary
For background information on Messrs. Adelson, Dumont and Goldstein, please see “Board of Directors.”
Lawrence A. Jacobs has been our Company's Executive Vice President and Global General Counsel since September 2016 and our Company’s Secretary since November 2016. Prior to joining our Company, Mr. Jacobs served as executive vice president and general counsel for Time, Inc. from November 2013 to September 2016, as well as senior executive vice president and group general counsel for News Corporation from January 2005 to June 2011. Additionally, he served as general counsel of Empire State Development, New York State's chief economic development agency from April 2013 to November 2013 and as a consultant at East Wind Advisors from June 2011 to April 2013. Mr. Jacobs began his legal career at Squadron Ellenoff (subsequently merged into Hogan Lovells). Mr. Jacobs is a Trustee of the New York Historical Society, Muhlenberg College, Literacy Partners and American Corporate Partners, and is a member of the Council on Foreign Relations.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and the beneficial owners of more than 10% of our Common Stock to file reports of ownership of our Common Stock with the SEC. Directors, executive officers and beneficial owners of more than 10% of our Common Stock are required to furnish the Company with copies of all Section 16(a) forms that they file. Based upon a review of these filings and representations from the Company’s directors, executive officers and 10% beneficial owners that no other reports were required, the Company notes that all reports for the year 2016 were filed on a timely basis.

The following discussion and analysis contains statements regarding Company performance objectives and targets. These objectives and targets are disclosed in the limited context of our compensation program and should not be understood to be statements of management’s expectations or estimates of results or other guidance. We specifically caution investors not to apply these statements to other contexts.
COMPENSATION DISCUSSION AND ANALYSIS
This discussion supplements the more detailed information concerning executive compensation in the tables and narrative discussion that follow under “Executive Compensation and Other Information.” This Compensation Discussion and Analysis section discusses our compensation philosophy and objectives and the compensation policies and programs for the following individuals who are referred to as our “named executive officers” for 2016:

•	Sheldon G. Adelson, our Chairman, Chief Executive Officer and Treasurer;

•	Robert G. Goldstein, our President and Chief Operating Officer;

•	Patrick Dumont, our Executive Vice President and Chief Financial Officer;

•	Lawrence A. Jacobs, our Executive Vice President, Global General Counsel and Secretary;

•	George Tanasijevich, our President and Chief Executive Officer, Marina Bay Sands Pte. Ltd. and Managing Director, Global Development, Las Vegas Sands Corp.; and

•	Ira H. Raphaelson, our former Executive Vice President, Global General Counsel and Secretary.
2016 Financial and Business Performance
Highlights of the Company’s 2016 financial performance and business achievements include:

•	consolidated net revenue of $11.41 billion;

•	consolidated net income of $2.02 billion; and

•	consolidated adjusted property EBITDA of $4.13 billion.
Consolidated adjusted property EBITDA is a non-GAAP financial measure. See "Item 8 - Financial Statements and Supplementary Data - Notes to Consolidated Financial Statements - Note 17 - Segment Information" of the Company's Annual Report on Form 10-K for the year ended December 31, 2016 for the definition of consolidated adjusted property EBITDA, and a reconciliation of consolidated adjusted property EBITDA to net income.
The Objectives of Our Executive Compensation Program
Our executive compensation program is overseen by the Compensation Committee of the Board of Directors. The Compensation Committee has developed an executive compensation program that is designed to:

•	attract and retain key executive talent by providing the named executive officers with competitive compensation;

•	reward the named executive officers based upon the achievement of Company, property and individual performance goals;

•	align the interests of the named executive officers with those of our stockholders; and

•	promote good corporate citizenship in our executive officers.
Advisory Vote on Executive Compensation
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, at our 2016 annual meeting, our stockholders provided an advisory (non-binding) vote on the fiscal 2015 compensation of our named executive officers, which we refer to as the “say-on-pay” vote. The compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in the proxy statement) was approved, with more than 84% of the votes cast voting “for” approval of the “say-on-pay” proposal. The Compensation Committee noted the results of the 2016 "say-on-pay" vote and determined that no changes to the Company’s compensation programs were necessary.

The Process of Setting Executive Compensation
We have entered into employment agreements with Messrs. Adelson, Goldstein, Dumont and Jacobs. Mr. Raphaelson was also party to an employment agreement with us, which terminated effective August 21, 2016, in connection with his departure from the Company. The employment agreements provide the overall framework for the compensation for these named executive officers, including base salary and target bonus amounts. Mr. Tanasijevich works under the terms of an employment agreement, which initial term expired June 30, 2014, and as a result, certain terms are no longer in effect. The Compensation Committee approved the compensation packages for Messrs. Adelson, Goldstein, Dumont, Jacobs, Tanasijevich and Raphaelson at the time we entered into their respective employment agreements and approved all bonuses and equity awards granted during the terms of these agreements during the period in which each of these individuals has served as an executive officer.
The Committee’s Compensation Consultant
The Compensation Committee retained AETHOS Consulting Group ("AETHOS") as its independent compensation consultant for 2016. AETHOS provides its advice on an as-needed basis upon the request of the Compensation Committee. During 2016, AETHOS provided peer group analyses to the Compensation Committee in connection with determining compensation levels for some of our named executive officers, including the development of terms for several named executive officer employment agreements, and our directors (as further described below in "— Director Compensation"). As part of its review related to compensation of our named executive officers, the Compensation Committee considered information provided by AETHOS that compared our named executive officer compensation levels against the compensation levels of similarly situated executives in comparable positions at our peer group companies, as identified by AETHOS. For purposes of these analyses related to named executive officers, AETHOS worked with the Compensation Committee to identify a peer group that includes the following companies that are in comparable industries, compete with us for the same executive-level talent, and are of similar size, complexity and scope and share other characteristics with us:

• Caesars Entertainment Corporation	• The Priceline Group Inc.
• Carnival Corporation & plc	• Royal Caribbean Cruises Ltd.
• CBS Broadcasting Inc.	• Starwood Hotels & Resorts
• Hilton Hotels	• Twenty-First Century Fox, Inc.
• Hyatt Corporation	• Viacom Inc.
• Loews Hotels	• The Walt Disney Company
• Marriott International, Inc.	• Wynn Resorts, Limited
• McDonald’s Corporation	• Yum! Brands, Inc.
• MGM Resorts International
In addition to the services provided by AETHOS to the Compensation Committee, management retained AETHOS for compensation consulting regarding long-term incentive plan planning and analysis for non-executive officers. Fees for such services were less than $120,000.
The Compensation Committee determined that AETHOS is independent under applicable SEC and NYSE rules, based on the Committee’s review of the services provided to the Company as described above and information provided by AETHOS, and concluded that no conflict of interest exists that would prevent AETHOS from independently advising the Compensation Committee.
Elements of Executive Officer Compensation and Why We Chose to Pay Each Element
In 2016, the principal components of compensation for the named executive officers were:

•	base salary;

•	annual cash bonus;

•	equity awards;

•	personal benefits; and

•	severance and/or change in control protection.

Employment Agreements
Messrs. Adelson, Goldstein, Dumont, Jacobs and Tanasijevich are employed pursuant to multi-year employment agreements that reflect the individual negotiations with each of them. Mr. Raphaelson was also party to an employment agreement with us, which terminated effective August 21, 2016, in connection with his departure from the Company. We use multi-year employment agreements to foster retention and succession planning, to be competitive and to protect the business with restrictive covenants, such as non-competition, non-solicitation and confidentiality provisions. The employment agreements provide for severance pay in the event of the involuntary termination of the executive’s employment without cause (or, where applicable, termination for good reason), which allows these executives to remain focused on the Company’s interests and, where applicable, serves as consideration for the restrictive covenants in their employment agreements.
Mr. Adelson. In 2004, in connection with our initial public offering, we entered into a long-term employment agreement with Mr. Adelson with an initial term of five years, subject to automatic extensions for successive one-year periods unless one party gives notice of his or its intention not to renew the agreement no later than 120 days prior to the expiration of the initial or any renewal term of the agreement. The Compensation Committee believed that allowing Mr. Adelson’s employment agreement to renew in 2016 was in the best interests of the Company and its stockholders and that, based on discussions with AETHOS, the terms of Mr. Adelson’s employment agreement were fair to the Company.

Mr. Goldstein. On December 9, 2014, we entered into an agreement with Mr. Goldstein, effective January 1, 2015, that modified his then existing employment agreement in connection with his promotion to the position of President and Chief Operating Officer. The Compensation Committee considered factors including Mr. Goldstein’s performance as the Company’s Executive Vice President, his tenure at the Company, his business experience and knowledge of the gaming industry, retaining his services for the five-year term of the agreement and the Chief Executive Officer’s recommendations when approving Mr. Goldstein’s employment agreement.

Mr. Dumont. Effective January 1, 2016, we entered into an agreement with Mr. Dumont that terminates on December 31, 2020. The Compensation Committee considered factors including Mr. Dumont's finance background and experience with the Company when approving his employment agreement.
Mr. Jacobs. Effective September 6, 2016, we entered into an employment agreement with Mr. Jacobs that terminates on September 6, 2020. The Compensation Committee considered factors including Mr. Jacobs’s extensive legal background and experience when approving his employment agreement.
Mr. Tanasijevich. Mr. Tanasijevich works under the terms of an employment agreement, which initial term expired June 30, 2014, and as a result, certain terms are no longer in effect. The Compensation Committee considered factors including Mr. Tanasijevich's business experience and knowledge of the gaming industry when approving his employment agreement.
Mr. Raphaelson. On February 18, 2016, we entered into a new employment agreement, effective November 1, 2015, with Mr. Raphaelson. The Compensation Committee considered factors including Mr. Raphaelson’s legal background and experience and, in addition, his performance and assumption of administrative responsibilities at the Company when approving his new agreement. Mr. Raphaelson ceased to serve the Company on August 21, 2016.
The major elements of our executive officer compensation and details regarding how each component was determined are described below.
Base Salary
Base salary levels for the named executive officers are set forth in their respective employment agreements. The base salary amounts were determined at the time we entered into the various employment agreements based on each individual’s professional experience and scope of responsibilities within our organization, compensation levels for others holding similar positions in other organizations, and compensation levels for senior executives at the Company.

The employment agreements for Messrs. Adelson, Goldstein, Dumont, Jacobs, Tanasijevich and Raphaelson provided for annual base salaries, which may be subject to periodic performance increases. Their base salaries as of December 31, 2016 were:

•	Mr. Adelson, $1,000,000;

•	Mr. Goldstein, $3,400,000;

•	Mr. Dumont, $1,200,000;

•	Mr. Jacobs, $890,000;

•	Mr. Tanasijevich, $819,181; and

•	Mr. Raphaelson's annual base salary was $1,750,000 as of August 21, 2016, the date Mr. Raphaelson ceased to serve the Company.
Mr. Adelson’s base salary was unchanged from December 31, 2015. The Compensation Committee determined to increase Mr. Goldstein’s base salary to $3,400,000, effective January 1, 2016. Effective January 1, 2016, Mr. Dumont's base salary increased to $1,200,000 pursuant to his employment agreement entered into in connection with his promotion to Executive Vice President and Chief Financial Officer. Mr. Jacobs' base salary was established under his employment agreement when he joined the Company in September 2016. In February 2016, Mr. Raphaelson's base salary was increased to $1,750,000 effective as of November 1, 2015 pursuant to his 2016 employment agreement.
Mr. Tanasijevich's base salary was unchanged from December 31, 2015, and is denominated in Singapore dollars ("SGD"), but for purposes of comparability, was converted to U.S. dollars ("USD") using the exchange rate in effect on December 31, 2016, of 1 USD = 1.4473 SGD.
Short-term Incentives
For 2016, our named executive officers were eligible for short-term performance-based cash incentives under the Company’s Executive Cash Incentive Plan, which established a program of short-term incentive compensation awards for designated officers and other key executives that is directly related to our performance results. Some of these named executive officers also were entitled to discretionary bonuses awarded pursuant to their employment agreements or by a determination of the Compensation Committee. The Compensation Committee retains the right to exercise discretion in determining bonus levels for these named executive officers.
Predetermined performance targets are used to establish the annual cash incentives for certain of our named executive officers and are comprised of the Company's or the applicable property's adjusted property EBITDA, and adjusted for any discretionary items deemed appropriate by the Compensation Committee. For Messrs. Adelson, Goldstein and Dumont, the Compensation Committee determined the 2016 EBITDA-based performance target to be based on the Company's consolidated adjusted property EBITDA for the nine-month period from April 1, 2016 through December 31, 2016, adjusted to exclude corporate expense and include the Management Incentive Program (described below) bonus accrual. For Mr. Tanasijevich, the Compensation Committee determined that his 2016 EBITDA-based performance target to be based on Marina Bay Sands' 2016 adjusted property EBITDA, adjusted to include Marina Bay Sands' portion of the Management Incentive Program bonus accrual.
The Compensation Committee may subsequently approve additional discretionary items to be taken into account when determining the actual performance achieved during the period for purposes of determining the financial achievement percentage of the predetermined EBITDA-based performance targets. When determining the 2016 actual EBITDA-based performance for Messrs. Adelson, Goldstein and Dumont, the Compensation Committee approved to exclude legal settlement costs, one-time insurance proceeds as well as adjust for the impact of certain variances in table games' win percentages (hold normalization), foreign exchange rate fluctuations between the U.S. dollar and Singapore dollar, and the increase in the Pennsylvania gaming tax rate. When determining the 2016 actual EBITDA-based performance for Mr. Tanasijevich, the Compensation Committee approved to adjust for the impact of certain variances in Marina Bay Sands' table games' win percentages (hold normalization) and foreign exchange rate fluctuations between the U.S. dollar and Singapore dollar.

Mr. Adelson
Mr. Adelson is eligible for two types of short-term performance-based incentive opportunities under his 2004 employment agreement; a base bonus and an annual supplemental bonus. The target base bonus and annual supplemental bonus opportunities are described in Mr. Adelson’s employment agreement, as set forth below.
Base bonus. Under his employment agreement, Mr. Adelson is eligible for cash incentive bonuses earned and payable quarterly primarily subject to the Company’s attainment of predetermined EBITDA-based performance targets. Base bonus payments may range from $0 (if the Company does not achieve the predetermined EBITDA-based performance target) to a defined maximum opportunity specified in Mr. Adelson’s employment agreement. Mr. Adelson’s target base bonus for 2005 was $500,000. Commencing with 2006 and for each year during the term of his employment, the amount of Mr. Adelson’s target annual base bonus increases automatically by at least four percent (4%) of the sum of (x) his base salary for the immediately preceding year plus (y) the base bonus paid to him with respect to the immediately preceding year. Based on this formula, Mr. Adelson's target bonus for 2016 was $2,173,925. In 2016, the Company achieved over 100% of the predetermined EBITDA-based performance target for the nine-month period from April 1, 2016 through December 31, 2016 relating to Mr. Adelson's base bonus. Accordingly, Mr. Adelson received a base bonus of $2,173,925, or 100% of his target bonus opportunity for his 2016 performance.
Annual supplemental bonus. Under his employment agreement, Mr. Adelson is eligible to receive an annual cash incentive bonus contingent on the Company’s achievement of annual performance targets that are primarily EBITDA-based. The amount of Mr. Adelson’s annual supplemental bonus is equal to a percentage of the sum of (x) his base salary for the year plus (y) the base bonus paid to him for the year. Mr. Adelson’s annual supplemental bonus payments may range from $0 (if the Company does not achieve 80% of the predetermined EBITDA-based performance target) to a defined maximum opportunity (if the Company achieves 110% of the predetermined EBITDA-based performance target). Mr. Adelson’s annual supplemental bonus payments increase ratably if the Company achieves 80% to 110% of the predetermined EBITDA target. Mr. Adelson’s target and maximum annual supplemental bonus opportunities as a percentage of base salary and base bonus for 2016 were 90% and 180%, respectively. In 2016, the Company achieved 95.1% of the predetermined EBITDA-based performance target (described above) relating to Mr. Adelson's annual supplemental bonus. Accordingly, Mr. Adelson received an annual supplemental bonus of $2,161,416, or 68.1% of his target bonus opportunity, for his 2016 performance.
The predetermined EBITDA-based performance targets for Mr. Adelson are established annually by the Compensation Committee following consultation with our executive officers and such other members of our management as the Compensation Committee deems appropriate. The Compensation Committee established different EBITDA-based financial performance targets for Mr. Adelson’s 2016 base bonus of $2.81 billion and his annual supplemental bonus of $3.13 billion. The 2016 targets represent the EBITDA level that must be achieved for the nine-month period from April 1, 2016 through December 31, 2016 in order for Mr. Adelson to receive 100% of his target base bonus or 90% of his target annual supplemental bonus.
In determining the 2016 nine-month EBITDA-based targets for Mr. Adelson’s base and annual supplemental bonuses, the Compensation Committee’s goal was to set an aggressive objective after completion of the first quarter of 2016, taking into consideration, its review of the annual budget information provided by management and the Board’s discussions with our executive officers and management about the assumptions underlying the 2016 budget, and the Company’s operating and development plans for 2016. In making its determinations, the Compensation Committee recognized the inherent difficulty of providing appropriate financial targets for Mr. Adelson, given the competitive challenges facing the Company in the markets in which it operates and the Company’s global operations and development plans. The Compensation Committee believed that the achievement of the 2016 performance targets required Mr. Adelson to perform at a high level to earn the target bonus payments.
Messrs. Goldstein, Dumont, Jacobs, Tanasijevich and Raphaelson
Under their employment agreements. Messrs. Goldstein, Dumont and Tanasijevich are eligible to receive discretionary bonuses under the Company’s Management Incentive Program. Under his employment agreement, Mr. Jacobs is eligible to receive a discretionary bonus based on annual performance criteria to be established by the Chief Executive Officer. Under his employment agreement, Mr. Raphaelson would have been eligible to receive a discretionary bonus under the Company's Management Incentive Program, but did not receive a 2016 bonus payout due to his departure prior to the actual payment date. The Management Incentive Program is the Company’s bonus program whose participants include many of the Company’s full-time exempt employees. For our named executive officers, the

Management Incentive Program operates independently of, and provides bonuses that do not exceed, the maximum bonuses established under the Executive Cash Incentive Plan.
The Compensation Committee established a 2016 predetermined nine-month EBITDA-based performance target for Messrs. Goldstein and Dumont of $3.13 billion and a 2016 Marina Bay Sands predetermined EBITDA-based performance target for Mr. Tanasijevich of $1.16 billion.
Under the Company’s 2016 Management Incentive Program, the Company or Marina Bay Sands, as applicable, must achieve at least 90% of the predetermined EBITDA-based performance target in order for Messrs. Goldstein, Dumont and Tanasijevich to be eligible to receive annual bonuses. Their bonus payment amounts can be up to 100% of their respective target awards. The performance thresholds and maximum bonus payout percentages were revised under the 2016 Management Incentive Program to enable the Company to attract and retain key executive talent by providing competitive compensation to the Company’s named executive officers and bonus-eligible employees.
Mr. Goldstein. Under his employment agreement, Mr. Goldstein is eligible to receive a discretionary annual bonus based on performance criteria approved by the Compensation Committee, with a target bonus of 100% of his base salary, or $3,400,000, subject to his achievement of performance criteria established by the Compensation Committee. The actual amount of Mr. Goldstein’s bonus was determined by the Compensation Committee in its sole discretion in accordance with the Company’s Management Incentive Program, after consultation with the Company’s Chief Executive Officer. In February 2017, based on the Company’s achievement of 95.1% of its predetermined nine-month EBITDA-based performance target, Mr. Goldstein was awarded a bonus of $3,233,400 in respect of his 2016 performance, representing 95.1% of his target bonus opportunity.
Mr. Dumont. Under his employment agreement, Mr. Dumont is eligible to receive a discretionary annual bonus based on performance criteria approved by the Compensation Committee, with a target bonus of 100% of his base salary, or $1,200,000, subject to his achievement of performance criteria established by the Compensation Committee. The actual amount of Mr. Dumont's bonus was determined by the Compensation Committee in its sole discretion in accordance with the Company's Management Incentive Program, after consultation with the Company's Chief Executive Officer. In February 2017, based on the Company's achievement of 95.1% of its predetermined nine-month EBITDA-based performance target, Mr. Dumont was awarded a bonus of $1,141,200 in respect of his 2016 performance, representing 95.1% of his target bonus opportunity.
Mr. Jacobs. Under his employment agreement, Mr. Jacobs is eligible to receive a discretionary annual bonus based on performance criteria approved by the Chief Executive Officer, with a target bonus of 100% of his base salary, or $890,000, subject to his achievement of performance criteria established by the Chief Executive Officer. In February 2017, Mr. Jacobs was awarded a bonus of $270,845 in respect of his 2016 performance, pro-rated from the date he joined the Company in 2016.
Mr. Tanasijevich. Under his employment agreement, Mr. Tanasijevich is eligible to receive a discretionary bonus with a target of 100% of his base salary, or $819,181, under the Company’s Management Incentive Program. In February 2017, based on Marina Bay Sands' achievement of 91.9% of its predetermined EBITDA-based performance target, Mr. Tanasijevich was awarded a bonus of $752,827 in respect of his 2016 performance, representing 91.9% of his target bonus opportunity. Mr. Tanasijevich is also eligible for a special project bonus equal to 100% of his base salary if LVSC or an LVSC entity is awarded a gaming license or similar concession to operate a casino in Japan, the Republic of Korea, Vietnam or Taiwan. He may elect to receive this bonus, if earned, in either 100% cash or 50% in cash and 50% in restricted shares of LVSC's common stock which vest in full on the third anniversary of the date of grant.
Mr. Raphaelson. Under his employment agreement, Mr. Raphaelson was not eligible to receive his 2016 bonus payout due to his ceasing to serve prior to the actual payment date.
Long-term Incentives (Equity Awards)
Messrs. Adelson, Goldstein, Dumont, Jacobs and Tanasijevich are, and Raphaelson was, eligible for long-term equity incentives under the Company’s 2004 Equity Award Plan, which is administered by the Compensation Committee and was created to give us a competitive edge in attracting, retaining and motivating employees and to enable us to provide incentives directly related to increases in our stockholder value. Mr. Adelson is entitled to annual equity incentive awards under his employment agreement, subject to the Company’s achievement of EBITDA-based performance targets as described below. The employment agreements for Messrs. Goldstein, Dumont, Jacobs, Tanasijevich and Raphaelson

provided for sign-on equity incentive awards, but did not provide for subsequent or annual grants of equity incentive awards. The Compensation Committee, however, is authorized to award such grants in its sole discretion.
Mr. Adelson. Under his employment agreement, Mr. Adelson is entitled to a specified aggregate target grant value of his equity incentive awards. For 2016, Mr. Adelson is entitled to receive equity incentive awards up to a total grant value of $3,650,000 as the Company's 2015 consolidated adjusted property EBITDA of $4.17 billion exceeded the $1 billion of annualized six-month EBITDA threshold required in his employment agreement.
Mr. Adelson’s annual equity incentive awards for 2016 with a total grant value of $3,650,000 under his employment agreement are split into two equal components:

•
Nonqualified stock options. One half of the equity incentive award value is granted in the form of stock options early in the year to which the grant relates. The number of stock options is determined based on an estimate of the grant date Black-Scholes value of the award. The stock option grant vests in four equal annual installments.

•
Performance-based restricted stock. One half of the equity incentive award value is granted as restricted stock early in the year following the year to which the grant relates, contingent upon attaining the targeted EBITDA-based performance targets identified for the annual supplemental bonus in the prior year. For 2015, the Compensation Committee established a predetermined EBITDA-based performance target of $4.22 billion of consolidated adjusted property EBITDA, adjusted to exclude corporate expense and include the Management Incentive Program bonus accrual. The value of Mr. Adelson’s restricted stock award may range from $0 (if the Company does not achieve 80% of the predetermined EBITDA-based performance target) to 100% of the value of the restricted stock award opportunity (if the Company achieves 100% of the predetermined EBITDA-based performance target). The number of shares of restricted stock, if earned, is determined based on the fair market value of our Common Stock on the NYSE on the grant date. The restricted stock grant vests in three equal annual installments.

The value of Mr. Adelson’s 2016 stock option award was $1,825,000 (one half of the total target equity incentive award indicated above of $3,650,000). Accordingly, on January 26, 2016, Mr. Adelson received a grant of options to purchase 311,965 shares of our Common Stock, based on the Black-Scholes value of the stock option award on the grant date.
Mr. Adelson’s target grant value for his 2016 restricted stock award (relating to his 2015 performance) was $1,825,000 (one half of the total target equity incentive award of $3,650,000). As previously disclosed, in 2015, the Company achieved 99.9% of the performance target relating to the award of restricted stock. Accordingly, on January 26, 2016, Mr. Adelson was awarded a grant of 44,434 shares of restricted stock in respect of his 2015 performance.
Mr. Adelson's 2017 restricted stock award relating to his 2016 performance was based on the Company achieving 95.1% of the performance target as described above under "—Short-term Incentives". Accordingly, on January 23, 2017, Mr. Adelson was awarded a grant of 24,894 shares of restricted stock, which was 75.7% of the target grant value for his 2017 restricted stock award.
Mr. Goldstein. Mr. Goldstein did not receive any grants in 2016.
Mr. Dumont. On March 29, 2016, Mr. Dumont received a grant of 650,000 stock options pursuant to his 2016 Employment Agreement.
Mr. Jacobs. On September 6, 2016, Mr. Jacobs received a grant of 200,000 stock options pursuant to his 2016 Employment Agreement.
Mr. Tanasijevich. On October 4, 2016, Mr. Tanasijevich received a discretionary grant of 34,168 stock options in connection with a long-term equity incentive program for a select group of managers approved by the Compensation Committee.
Mr. Raphaelson. On February 18, 2016, Mr. Raphaelson received a grant of 150,000 stock options pursuant to his 2016 Employment Agreement. These stock options were forfeited when Mr. Raphaelson ceased to serve the Company on August 21, 2016.
For more information about equity incentive awards, see “— Executive Compensation Related Policies and Practices — Grant Practices for Stock Options, Restricted Stock and Restricted Stock Units” and “Executive

Compensation and Other Information — Employment Agreements.” Grants made during 2016 are included in the 2016 Grants of Plan-Based Awards Table.
Personal Benefits
Mr. Adelson is entitled to be reimbursed up to $100,000 annually for personal legal and financial planning fees and expenses under his employment agreement. Mr. Adelson also is entitled during the term of his employment to the full-time and exclusive use of an automobile and a driver of his choice and to the use of a Boeing Business Jet for his travel in connection with Company business. Pursuant to his employment agreement and the advice of an independent security consultant, Mr. Adelson also is entitled to security services for himself, his wife and minor children. The Company has received reports from its independent security consultant on the need to provide security coverage to Mr. Adelson and his family, most recently in April 2015.
Under Mr. Goldstein’s employment agreement, the Company will make a jet aircraft available for business and personal use and Mr. Goldstein may bring immediate family members with him on these trips. He also is entitled to, at his election, first class travel on commercial airlines for all business trips and first class hotel accommodations. The Company also provides Mr. Goldstein with a country club membership. Mr. Goldstein reimburses the Company in full for any personal use of this membership.
Under Mr. Tanasijevich's employment agreement, he is entitled to educational assistance for his school age children in the form of reimbursement for tuition costs which include associated administrative fees. Mr. Tanasijevich is also entitled to receive up to two round-trip business class airline tickets for his own use and up to two additional round-trip business class tickets for use by his immediate family members residing with him in Singapore for travel to and from the United States. Mr. Tanasijevich's employment agreement also provides for the Company to pay the cost of relocation of him and his family to the United States upon termination of his employment.
The Company provides certain of its named executive officers with access to corporate memberships at country clubs for business purposes. The Company requires these executives to reimburse it in full for personal use of these facilities. The Company also permits the personal use by Messrs. Adelson, Goldstein and Dumont of Company personnel, facilities and services on a limited basis and subject to the receipt of the appropriate approvals. The Company requires that these executives reimburse it in full for these services. The Company does not permit personal use of corporate aircraft by its executive officers, except for Mr. Goldstein as described above. On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive officer on business-related flights on aircraft that we own or lease or provide pursuant to time sharing agreements.
Messrs. Adelson, Goldstein, Dumont, Jacobs and Tanasijevich are, and Raphaelson was (prior to ceasing to serve the Company), eligible to participate in a group supplemental medical insurance program available only to certain of our senior officers. We provide certain of our executive officers with home computers, meals, lodging, limousines and other goods and services from our properties. Our executive officers are entitled to receive other employee benefits generally made available to our employees.
The Compensation Committee believes that providing these benefits to our executives is appropriate, given the status in our Company of these individuals, and helps facilitate our executives’ performance of their duties.
For more information, see footnote (4) to the 2016 Summary Compensation Table under “Executive Compensation and Other Information.”
Change in Control and Termination Payments
The employment agreements with Messrs. Adelson, Goldstein, Dumont, Jacobs and Raphaelson provide for payments and the continuation of benefits upon certain terminations of employment or if there is a change in control of the Company. These provisions were based on individual negotiations with these named executive officers. Mr. Goldstein’s employment agreement provides that he may voluntarily terminate his employment agreement upon 30 days’ notice, which may not be effective for twelve months following the change in control. In addition, the employment agreements with Messrs. Adelson, Goldstein, Dumont, Jacobs, Tanasijevich and Raphaelson include restrictive covenants relating to future employment. The Compensation Committee believed the post-termination payments were necessary in order to enable us to provide a competitive compensation package so that we could retain these named executive officers.

Under their employment agreements, if any payment to our named executive officers are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”), the payment that is considered a “parachute payment” will be limited to the greatest amount that can be paid under Section 280G without causing any loss of deduction to the Company, but only if, by reason of such reduction, the net after-tax benefit to them (as defined in their employment agreement) exceeds the net after-tax benefit if the reduction were not made. Under their employment agreements, payments to our other employees which may be subject to excise tax treatment under Section 4999 of the Code are also limited in a similar manner.
The Company’s 2004 Equity Award Plan was established in 2004. The purpose of the plan is to provide a means through which the Company may attract able persons to enter and remain in the employ of the Company. The change in control provisions of the plan were designed in furtherance of this goal.
Further information about benefits under certain change in control and terminations of employment are described below under “Executive Compensation and Other Information — Potential Payments Upon Termination or Change in Control.”
Tax and Accounting Considerations Relating to Executive Compensation
Section 162(m) of the Internal Revenue Code
The Compensation Committee’s general policy is that compensation should qualify as tax deductible to the Company for federal income tax purposes whenever possible. Under Section 162(m) of the Code, compensation paid to certain members of senior management (other than our principal financial officer) in excess of $1 million per year is not deductible unless the compensation is “performance-based” as described in the regulations under Section 162(m). Compensation is generally “performance-based” if it is determined using pre-established objective formulas and performance criteria approved by stockholders within the past five years. Annual bonus awards under our Executive Cash Incentive Plan (including Mr. Adelson’s base and annual supplemental bonus awards) generally are designed to maximize tax deductibility by satisfying the performance-based compensation exception to Section 162(m). The maximum amount payable to a participant under the Executive Cash Incentive Plan in respect of an annual bonus award that is intended to qualify for the performance-based compensation exception to Section 162(m) is $10 million. In addition, awards under the 2004 Equity Award Plan also may satisfy the performance-based compensation exception to Section 162(m). The performance-based provisions of the Executive Cash Incentive Plan relating to the Compensation Committee’s discretion in selecting and applying performance criteria for purposes of granting and vesting awards intended to qualify as performance-based compensation for purposes of Section 162(m) were amended on April 22, 2013 to conform to the performance-based provisions of our 2004 Equity Award Plan. The performance-based provisions of our 2004 Equity Award Plan and Executive Cash Incentive Plan were approved by our stockholders at the 2013 annual meeting of stockholders.
Executive Compensation Related Policies and Practices
Policies Regarding Stock Ownership and Hedging the Economic Risk of Stock Ownership
The Company believes that the number of shares of the Company’s Common Stock owned by each named executive officer is a personal decision and encourages stock ownership, including through the compensation policies applicable to its named executive officers. Accordingly, the Company has not adopted a policy requiring its named executive officers to hold a portion of their stock during their employment at the Company.
Under our securities trading policy, our officers, directors and employees are not permitted to purchase our Common Stock on margin, sell our Common Stock short or buy or sell puts, calls or other derivative instruments relating to our Common Stock. Although we discourage speculative hedging transactions, we do permit long-term hedging transactions that are designed to protect an individual’s investment in our Common Stock provided that the hedge is for at least six months in duration and relates to stock or options held by the individual.
Clawback Policy
The Board has adopted a clawback policy which requires employees to reimburse a bonus where the bonus was based on the achievement of certain financial results; and the Board determines that either (a) the financial results were met as a result of the employee's intentional failure to comply with law and/or Company policy, including, failure to supervise compliance with, anti-money laundering laws, the U.S. Bank Secrecy Act and related regulations, or (b) the employee's failure resulted in the Company being required to issue an accounting restatement, or (c) the employee's failure resulted in the Company being found to have violated law or regulation. In each such instance, the Company will, to the extent practicable, seek to recover from the employee the amount by which the employee’s bonus for the relevant period exceeded the lower payment that would have been made in the absence of the behavior described above.
Grant Practices for Stock Options, Restricted Stock and Restricted Stock Units
Mr. Adelson’s employment agreement provides that grants of stock options are to be made by March 15 of the year to which the grant relates. As discussed above, on January 26, 2016, the Company granted Mr. Adelson stock options for the 2016 calendar year. Grants of restricted stock to Mr. Adelson are to be made by March 15 following the year to which the award relates, provided that the performance goals for the prior year have been achieved. For the reasons described above under “— Elements of Executive Officer Compensation and Why We Chose to Pay Each Element — Long-term Incentives (Equity Awards),” on January 26, 2016, the Company granted Mr. Adelson shares of restricted stock in respect of his 2015 performance.
Grants of stock options, restricted stock and restricted stock units under our 2004 Equity Award Plan are approved by the Compensation Committee. Each member of the Compensation Committee is an independent director and an outside director within the meaning of Section 162(m). The equity grants made to Messrs. Adelson, Dumont, Jacobs, Tanasijevich and Raphaelson were effective as of their respective grant dates, which are either the date of approval or, if later, the first date of employment or a future date specified in the employment agreement. The exercise price of all stock options to purchase shares of our Common Stock is equal to the fair market value of our Common Stock on the grant date.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis contained in this Proxy Statement with management and, based on the review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included by reference in the Company’s Annual Report on Form 10-K and this Proxy Statement.
Steven L. Gerard, Chair
Micheline Chau
Charles A. Koppelman
The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent the Company specifically incorporates this report by reference therein.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
The following table provides information regarding compensation for our named executive officers serving as such at December 31, 2016, and our former Executive Vice President, Global General Counsel and Secretary.
2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation(3) ($)	All Other Compensation(4) ($)	Total ($)
Sheldon G. Adelson	2016	$1,000,000	$—	$1,816,042	$1,825,000	$4,335,341	$3,731,066	$12,707,449
Chairman of the Board, Chief Executive Officer and Treasurer	2015	$1,000,000	$—	$1,228,273	$1,825,000	$4,785,035	$3,351,162	$12,189,470
	2014	$1,000,000	$—	$1,825,000	$1,825,000	$3,712,026	$3,629,698	$11,991,724
Robert G. Goldstein	2016	$3,400,000	$—	$—	$—	$3,233,400	$1,570,843	$8,204,243
President and Chief Operating Officer	2015	$3,250,000	$—	$—	$—	$3,250,000	$3,589,031	$10,089,031
	2014	$1,500,000	$—	$—	$45,045,000	$1,450,500	$656,790	$48,652,290
Patrick Dumont	2016	$1,200,000	$—	$—	$6,552,000	$1,141,200	$27,017	$8,920,217
Executive Vice President and Chief Financial Officer
Lawrence A. Jacobs(5)	2016	$284,800	$—	$—	$1,730,000	$270,845	$9,839	$2,295,484
Executive Vice President, Global General Counsel and Secretary
George Tanasijevich(6)	2016	$864,140	$—	$—	$304,095	$752,827	$112,829	$2,033,891
Chief Executive Officer and President, Marina Bay Sands and Managing Director, Global Development, Las Vegas Sands Corp.
Ira H. Raphaelson(7)	2016	$1,182,691	$—	$—	$1,093,500	$—	$221,438	$2,497,629
Former Executive Vice President, Global General Counsel and Secretary	2015	$1,538,462	$—	$—	$—	$1,750,000	$213,410	$3,501,872
____________________

(1)
The amounts in this column are the grant date fair values of stock awards granted during the fiscal years ended December 31, 2014, 2015 and 2016 in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the years ended December 31, 2014, 2015 and 2016 included in the Company’s 2016 Annual Report on Form 10-K.

(2)
The amounts in this column are the grant date fair values of option awards granted during the fiscal years ended December 31, 2014, 2015 and 2016 in accordance with FASB ASC Topic 718 (disregarding any forfeiture assumptions). Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the years ended December 31, 2014, 2015 and 2016 included in the Company’s 2016 Annual Report on Form 10-K.

(3)
Consists of short-term performance-based cash incentives under the Company's Executive Cash Incentive Plan as further described in “Compensation Discussion and Analysis—Elements of Executive Officer Compensation and Why We Chose to Pay Each Element—Short-term Incentives.”

(4)	Amounts included in “All Other Compensation” for 2016 are detailed in the table below.

(5)	Mr. Jacobs joined the Company in September 2016.

(6)
The amounts reported for Mr. Tanasijevich in the “Salary” and “All Other Compensation” columns are denominated in SGD and were converted to USD using an average exchange rate during 2016 of 1 USD = 1.3720 SGD.

(7)	Mr. Raphaelson ceased to serve the Company, effective August 21, 2016.

All Other Compensation

Named Executive Officer	401(k) Plans ($)(i)	Life and Disability Insurance ($)(ii)	Health Care Insurance ($)(iii)	Other ($)(iv)(v)	Total ($)
Sheldon G. Adelson	$—	$9,112	$24,766	$3,697,188	$3,731,066
Robert G. Goldstein	$7,015	$12,972	$13,959	$1,536,897	$1,570,843
Patrick Dumont	$—	$2,315	$24,702	$—	$27,017
Lawrence A. Jacobs	$—	$361	$—	$9,478	$9,839
George Tanasijevich	$11,589	$1,867	$19,385	$79,988	$112,829
Ira H. Raphaelson	$7,015	$8,170	$10,539	$195,714	$221,438
____________________

(i)
The amounts listed for Messrs. Goldstein and Raphaelson are the matching contributions made under The Las Vegas Sands Corp. 401(k) Retirement Plan, which is a tax-qualified defined contribution plan that is generally available to our eligible employees. The amount listed for Mr. Tanasijevich is the employer contribution made under Marina Bay Sands' provident retirement fund, which is available for all permanent employees that are Singapore residents.

(ii)
The amounts are imputed as income in connection with our payments in 2016 of premiums on group term life insurance and short-term disability insurance. A lower amount of group term life insurance is generally available to all salaried employees. Short-term disability insurance is also generally available to all salaried employees.

(iii)
During 2016, the executive officers participated in a group supplemental medical expense reimbursement plan available only to certain of our senior officers. The supplemental insurance coverage is in excess of the coverage provided by our group medical plan. The amounts in the table represent administration fees and reimbursements of qualified medical expenses related to 2016 under this plan.

(iv)
The amount in the table for Mr. Adelson consists of (a) the Company’s cost of $3,426,218 to provide security to Mr. Adelson and his immediate family, (b) the annual reimbursement of professional fees of $100,000, (c) $92,117 for accrued dividends received upon the vesting of his restricted stock during 2016, and (d) the costs of an automobile provided to Mr. Adelson of $78,853 for 2016 pursuant to the terms of his employment agreement. The amount in the table for Mr. Goldstein consists of (a) $1,236,616 related to Mr. Goldstein’s personal use of aircraft based on the aggregate incremental cost to the Company, which is calculated based on the allocable flight-specific costs of the personal flights (including, where applicable, return flights with no passengers) and includes costs such as fuel, catering, crew expenses, navigation fees, ground handling, unscheduled maintenance, ground transportation and air phones, but excludes fixed costs such as depreciation and overhead costs, (b) $280,781 for the reimbursement of taxes relating to this personal aircraft usage, and (c) country club dues. The amount in the table for Mr. Jacobs consists of moving and relocation costs reimbursed by the Company. The amount in the table for Mr. Tanasijevich consists of (a) the Company's cost of $47,133 related to travel to the U.S. for him and his immediate family, (b) $29,076 for the reimbursement of educational expenses for his children, and (c) costs for personal tax consultation. The amount in the table for Mr. Raphaelson consists of accrued vacation pay.

(v)
On certain occasions, an executive officer’s spouse or other immediate family member has accompanied the executive officer on business-related flights on aircraft that we own or lease or provide pursuant to time sharing agreements. The Company also permits certain of its named executive officers to use Company personnel for home repairs during business hours on a limited basis. The Company requires that these executives reimburse in full for these services. There is no incremental cost to the Company for any of these benefits.

2016 Grants of Plan-Based Awards
The following table presents information on potential payment opportunities in respect of 2016 performance for Messrs. Adelson, Goldstein, Dumont, Jacobs, Tanasijevich and Raphaelson, under our Executive Cash Incentive Plan and equity awards granted to them during 2016 under our 2004 Equity Award Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Sheldon G. Adelson	1/26/16					311,965	$40.87	$1,825,000
	1/26/16				44,434			$1,816,018
Base bonus		$—	$2,173,925	$2,173,925
Annual supplemental bonus		$—	$2,856,533	$5,713,065
Robert G. Goldstein
Annual bonus		$—	$3,400,000	$—
Patrick Dumont	3/29/16					650,000	$52.53	$6,552,000
Annual bonus		$—	$1,200,000	$—
Lawrence A. Jacobs	9/6/16					200,000	$54.73	$1,730,000
Annual bonus		$—	$890,000	$—
George Tanasijevich	10/4/16					34,168	$58.81	$304,095
Annual bonus		$—	$819,181	$—
Ira H. Raphaelson	2/18/16					150,000	$46.02	$1,093,500
Annual bonus		$—	$1,750,000	$—
____________________

(1)
The amounts shown in these columns for Mr. Adelson represent a range of potential incentive payment opportunities for 2016 based on certain specified EBITDA assumptions under his employment agreement and our Executive Cash Incentive Plan. Threshold amounts are not included in the table because, in accordance with his employment agreement, Mr. Adelson is not entitled to receive a base bonus payment unless the Company achieves the 2016 base bonus EBITDA-based performance target. Mr. Adelson is not entitled to receive an annual supplemental bonus payment unless the Company achieves at least 80% of the 2016 annual supplemental bonus EBITDA-based performance target. For 2016, Messrs. Goldstein, Dumont, Jacobs, Tanasijevich and Raphaelson were all eligible to receive discretionary bonuses of 100% of their annual base salaries, provided the threshold performance targets, to the extent set by the Compensation Committee, were met. Under his employment agreement, Mr. Jacobs was eligible to receive a discretionary annual bonus based on performance criteria approved by the Chief Executive Officer. See the discussion below under “— Employment Agreements,” as well as above under “Compensation Discussion and Analysis—Elements of Executive Officer Compensation and Why We Chose to Pay Each Element—Short-term Incentives” for more information regarding bonus incentive awards.

(2)
Calculated based on the aggregate grant date fair value computed in accordance with accounting standards regarding share-based payments. For a discussion of the relevant assumptions used in the calculation of these amounts, see Note 14 to the consolidated financial statements for the year ended December 31, 2016 included in the Company’s 2016 Annual Report on Form 10-K.

Outstanding Equity Awards at 2016 Fiscal Year-End
The following table sets forth information concerning Las Vegas Sands Corp. stock options, shares of restricted stock and restricted stock units held by Messrs. Adelson, Goldstein, Dumont, Jacobs and Tanasijevich at December 31, 2016. Mr. Raphaelson did not hold any stock options, shares of restricted stock or restricted stock units as of December 31, 2016.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(12) ($)
Sheldon G. Adelson	—	14,389	(1)	$51.08	1/28/2023	67,295	(10)	$3,594,226
	27,585	27,584	(2)	$75.26	1/27/2024
	—	112,284	(3)	$55.41	2/3/2025
	—	311,965	(4)	$40.87	1/25/2026
Robert G. Goldstein	30,988	—		$83.86	3/29/2017
	39,155	—		$70.84	3/28/2018
	600,000	1,650,000	(5)	$56.11	12/8/2024
Patrick Dumont	30,000	—		$22.97	6/10/2020	10,000	(11)	$534,100
	2,500	7,500	(6)	$55.98	8/27/2023
	75,000	575,000	(7)	$52.53	3/28/2026
Lawrence A. Jacobs	—	200,000	(8)	$54.73	9/5/2026
George Tanasijevich	25,000	—		$73.95	5/17/2017
	120,000	—		$66.85	4/22/2018
	6,875	—		$4.98	6/17/2019
	20,600	—		$22.97	6/10/2020
	—	34,168	(9)	$58.81	10/3/2026
____________________

(1)	The remaining unvested portion of this stock option grant vested on January 1, 2017.

(2)	The remaining unvested portion of this stock option grant vests in two equal installments on January 1, 2017 (which has vested) and January 1, 2018.

(3)	The remaining unvested portion of this stock option grant vests in three equal installments on January 1, 2017 (which has vested), January 1, 2018 and 2019.

(4)	The stock option grant vests in four equal installments on January 1, 2017 (which has vested), January 1, 2018, 2019 and 2020.

(5)
The remaining unvested portion of this stock option grant vests as follows: 400,000 options vest on December 9, 2017, 250,000 options vest on December 9, 2018 and 1,000,000 options vest on December 31, 2019.

(6)	The remaining unvested portion of this stock option grant vests on August 28, 2017.

(7)	The remaining unvested portion of this stock option grant vests as follows: 75,000 options vest on December 31, 2017, 2018 and 2019, and the remaining 350,000 options vest on December 31, 2020.

(8)	The stock option grant vests in three equal installments on September 6, 2018, 2019 and 2020.

(9)	The stock option grant vests in three equal installments on October 4, 2017, 2018 and 2019.

(10)
The remaining unvested portion of restricted stock awards as to 8,083 shares vested on January 1, 2017, the remaining unvested portion of restricted stock awards as to 14,778 shares vests in two equal installments on January 1, 2017 (which has vested) and January 1, 2018, with the remaining unvested portion of restricted stock awards as to 44,434 shares vesting in three equal installments on January 1, 2017 (which has vested), January 1, 2018 and January 1, 2019.

(11)	These unvested restricted stock units will vest on August 28, 2017.

(12)
Market value is determined based on the closing price of our Common Stock of $53.41 on December 31, 2016 as reported on the NYSE and equals the closing price multiplied by the number of shares underlying the grants.

Option Exercises and Stock Vested in 2016
The following table sets forth information concerning the exercise of stock options and the vesting of restricted stock awards by our named executive officers during 2016.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Sheldon G. Adelson	64,674	$372,195	21,426	$939,316
____________________

(1)
The value realized on exercise is the difference between the market price of our Common Stock as reported on the NYSE at the time of exercise minus the closing price of our Common Stock at the time of grant times the number of exercised stock options.

(2)
Market value on each vesting date is determined based on the closing price of our Common Stock as reported on the NYSE on the applicable vesting date (or the last trading date before the vesting date if the vesting date falls on a non-trading date) and equals the closing price multiplied by the number of vested shares.

Potential Payments Upon Termination or Change in Control
Employment Agreements
The employment agreements for Messrs. Adelson, Goldstein, Dumont, Jacobs and Raphaelson (prior to ceasing to serve) in effect on December 31, 2016 provide or provided for payments and the continuation of benefits upon certain terminations of employment and/or if there is a change in control of the Company. All payments under the executive employment agreements for Messrs. Adelson, Goldstein, Dumont, Jacobs and Raphaelson (prior to ceasing to serve) in connection with a termination of employment are subject to the applicable named executive officer’s agreement to release the Company from all claims relating to his employment and the termination of his employment. These named executive officers also are subject to covenants restricting their ability to compete with the Company or to hire Company employees for a specified period following termination of employment. The following summaries are qualified in all respects by the terms of the applicable employment agreements and applicable law.
Mr. Adelson
In the event of a termination of Mr. Adelson’s employment for cause (as defined below) or his voluntary termination (other than for good reason (as defined below)), all of his salary and benefits will immediately cease (subject to any requirements of law).
In the event of a termination of Mr. Adelson’s employment by us without cause or a voluntary termination by Mr. Adelson for good reason (as defined below) other than during the two-year period following a change in control (as defined in the Company’s 2004 Equity Award Plan and below), we will be obligated to pay or provide Mr. Adelson with:

•	all accrued and unpaid base salary and bonus(es) through the date of termination;

•
his salary and base bonus, if applicable, for the remainder of the term of his employment agreement or, if he becomes employed elsewhere, the difference, if any, between 50% of the salary and bonus compensation earned in such other employment and the salary and base bonus, if applicable, payable under his employment agreement with us;

•	a pro rata annual supplemental bonus for the year of termination of employment at the time the bonus would normally be paid;

•	full vesting of all unvested options and restricted stock outstanding on the date of termination of employment; and

•	continued health and welfare benefits for the remainder of the term of the employment agreement (or, if earlier, until he receives health and welfare coverage from a subsequent employer).
In the event of a termination of Mr. Adelson’s employment by us without cause or a termination by Mr. Adelson for good reason within the two-year period following a change in control or Mr. Adelson’s voluntary termination at any time during the one-year period following a change in control, we will be obligated to pay or provide Mr. Adelson with:

•	all accrued and unpaid base salary and bonus(es) through the date of termination;

•	a lump sum payment of two times his salary plus, if applicable, his target base bonus and target annual supplemental bonus for the year of termination;

•	full vesting of all unvested options and restricted stock awards outstanding on the date of termination of employment;

•	a pro rata target base bonus and target annual supplemental bonus for the year of termination of employment; and

•	continued health and welfare benefits for two years following termination (or, if earlier, until Mr. Adelson receives health and welfare coverage from a subsequent employer).

If the change in control, however, does not satisfy the definition of a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, pursuant to Section 409A of the Code, then the payment of two times salary plus base bonus will be paid ratably for the remainder of the term of the employment agreement and the pro rata annual bonus for the year of termination will be paid at the same time annual bonuses would normally be paid to other executive officers of the Company.
In the case of a termination of Mr. Adelson’s employment due to his death or disability (as defined in his employment agreement), Mr. Adelson (or his estate) will be entitled to receive:

•	all accrued and unpaid base salary and bonus(es) through the date of termination;

•	continued payments of salary and, if applicable, base bonus, less any applicable short-term disability insurance payments, for a period of 12 months following the date of termination of employment;

•
accelerated vesting of options and restricted stock awards such that all such options and awards that would have vested during the 12-month period following the date of termination will become vested as of the date of termination of employment; and

•	a pro rata annual supplemental bonus payable at the time the bonus would normally be paid.
In the event of a termination of Mr. Adelson’s employment due to his retirement or a non-renewal termination, we will be obligated to pay or provide Mr. Adelson with:

•	all accrued and unpaid base salary and bonus(es) through the date of termination;

•	in the case of his retirement, a pro rata annual bonus for the year of termination of employment at the time the bonus would normally be paid; and

•
continued vesting of all equity awards (including incentive awards granted under his employment agreement) in accordance with their terms so that all such awards continue to vest at the same rate as if Mr. Adelson had remained employed by the Company.

If Mr. Adelson terminates his employment on or after the last day of a fiscal year but before the actual grant date of the restricted stock award for that fiscal year, he will be granted a fully vested award for that fiscal year on the date the award would have otherwise been made (and subject to the applicable performance target being achieved) equal to the number of shares he would have been awarded multiplied by the following applicable percentage:

•	0% if the termination was for cause or a voluntary termination (other than for good reason or retirement);

•	33 1/3% if the termination was due to death or disability; and

•	100% if the termination is by us without cause or by the executive for good reason or due to retirement.
Definitions. The terms “cause,” “good reason” and “change in control” are defined in Mr. Adelson’s employment agreement as follows:
Mr. Adelson may be terminated by the Company for “cause” if:

•
he is convicted of a felony, misappropriates any material funds or material property of the Company, its subsidiaries or affiliates, commits fraud or embezzlement with respect to the Company, its subsidiaries or affiliates or commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or carry out his duties to the Company and fails to correct his behavior following written notice;

•	he materially breaches his employment agreement and fails to correct the breach following written notice;

•
he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or

•
his gaming license is revoked or suspended by Nevada gaming authorities and he fails to correct the situation following written notice; provided, that in the event that the revocation or suspension occurs without there having been any fault on his part, the termination will be treated in the same manner as a termination due to disability instead of for “cause.”

Mr. Adelson may terminate his employment with the Company for “good reason” if:

•
the Company fails to maintain him as Chairman of the Board of Directors and Chief Executive Officer, unless the Board determines that these positions must be held by someone other than Mr. Adelson due to applicable statutory, regulatory or stock exchange requirements, or if this practice is common among companies of similar size in similar industries to us, and the Board determines that this practice constitutes best practices of corporate governance;

•	the Company reduces his base salary;

•	subject to specified exceptions, the Company reduces his target base bonus, target annual bonus or target incentive award opportunity;

•
there is a material change in his duties and responsibilities that would cause his position to have less dignity, importance or scope than intended at the time of the agreement, except for changes resulting from a transaction in which the Company becomes a subsidiary of another company, so long as his duties and responsibilities are not materially changed as they relate solely to the Company; or

•	the Company materially breaches the employment agreement.
A “change in control” occurs upon:

•
the acquisition by any individual, entity or group of beneficial ownership of 50% or more (on a fully diluted basis) of either the then outstanding shares of the Company’s Common Stock or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors; provided, however, that the following acquisitions shall not constitute a change in control: (I) any acquisition by the Company or any affiliate (as defined), (II) any acquisition by any employee benefit plan sponsored or maintained by the Company or any affiliate, (III) any acquisition by Mr. Adelson or any related party (as defined in his employment agreement) or any group of which Mr. Adelson or a related party is a member, (IV) certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction that do not result in a change of ultimate control of more than 50% of the total voting power of the resulting entity or the change in a majority of the Board of Directors, or (V) in respect of an executive officer, any acquisition by the executive officer or any group of persons including the executive officer (or any entity controlled by the executive officer or any group of persons including the executive officer);

•
the incumbent members of the Board of Directors on the date that the agreement was approved by the incumbent directors or directors elected by stockholder vote (other than directors elected as the result of an actual or threatened election contest) cease for any reason to constitute at least a majority of the board;

•	the Company’s dissolution or liquidation;

•	the sale, transfer or other disposition of all or substantially all of the Company’s business or assets other than any sale, transfer or disposition to Mr. Adelson or one of his related parties; or

•
the consummation of certain reorganizations, recapitalizations, mergers, consolidations, statutory share exchanges or similar forms of corporate transaction unless, immediately following any such business combination, there is no change of ultimate control of more than 50% of the total voting power of the resulting entity or change in a majority of the Board of Directors.

Mr. Goldstein
Mr. Goldstein’s employment agreement provides, that, in the event that his employment is terminated by the Company for cause (as defined in his employment agreement and below), then Mr. Goldstein would be entitled to receive:

•	base salary through the date of termination of employment; and

•	the “Goldstein Standard Benefits” consisting of:

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
In the event that Mr. Goldstein’s employment is terminated by the Company without cause (and other than due to his death or disability), or Mr. Goldstein terminates his employment for good reason (as defined in his employment agreement and below), then, pursuant to his employment agreement, Mr. Goldstein would be entitled to receive, in addition to the Goldstein Standard Benefits:

•	continuation of his base salary for 12 months following termination of employment (or, if shorter, the remainder of the initial term of his employment agreement).
Under Mr. Goldstein’s employment agreement, he is permitted to terminate his employment with the Company upon 30 days’ written notice following a change in control (as defined in the Company's 2004 Equity Award Plan, as well as in the description of Mr. Adelson’s employment agreement above); provided that his termination of employment may not be effective until 12 months following the change in control. Under those circumstances, he would be entitled to receive:

•	all accrued and unpaid base salary and previously earned bonus(es) through the date of termination;

•	a lump sum payment of two (2) times his base salary;

•	accelerated vesting of the grant of 2,250,000 stock options granted to Mr. Goldstein on December 9, 2014 under his employment agreement; and

•
continued participation in the health and welfare benefit plans of the Company and employer contributions to non-qualified retirement plans and deferred compensation plans, if any, for two years following the date of termination, provided that the Company’s obligation to provide these benefits shall cease under certain circumstances.

Under his employment agreement, in the event that Mr. Goldstein’s employment with the Company is terminated due to his death or disability (as defined in his employment agreement and below), then Mr. Goldstein or his estate, as the case may be, would be entitled to receive, in addition to the Goldstein Standard Benefits:

•
continuation of his base salary for 12 months following termination of employment (or, if shorter, the remainder of the initial term of his employment agreement), less (1) any short-term disability insurance proceeds he receives during such period in the event termination of his employment is due to his disability and (2) any life insurance proceeds Mr. Goldstein’s estate receives from company-paid life insurance policies in the event of his death; and

•
accelerated vesting of the grant of 2,250,000 stock options granted to Mr. Goldstein on December 9, 2014 under his employment agreement in the event of a termination of his employment in the 2019 calendar year for that portion of the stock option grant that would have vested during the 2019 calendar year.

Definitions. The terms “cause,” “disability” and “good reason” are defined in Mr. Goldstein’s employment agreement as follows:
Mr. Goldstein may be terminated by the Company for “cause” if:

•	he is convicted of a felony or misappropriates any material funds or material property of the Company, its subsidiaries or affiliates;

•	he commits fraud or embezzlement with respect to the Company, its subsidiaries or affiliates;

•
he commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company, its subsidiaries or affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or to carry out his duties to the Company and he fails to correct the situation following written notice;

•	he commits a material breach of his employment agreement and he fails to correct the situation following written notice;

•
he commits any act or acts of serious and willful misconduct (including disclosure of confidential information) that is likely to cause a material adverse effect on the business of the Company, its subsidiaries or affiliates; or

•
his gaming license is withdrawn with prejudice, denied, revoked or suspended by any of the gaming authorities with jurisdiction over the Company or its affiliates and he fails to correct the situation following written notice.

The term “disability” is defined in Mr. Goldstein’s employment agreement to mean that Mr. Goldstein shall, in the opinion of an independent physician selected by agreement between the Board of Directors and Mr. Goldstein, become so physically or mentally incapacitated that he is unable to perform the duties of his employment for an aggregate of 180 days in any 365-day consecutive period or for a continuous period of six consecutive months.
The term “good reason” is defined in Mr. Goldstein’s employment agreement to mean: the occurrence of any of the following without Mr. Goldstein’s consent:

•	the Company’s removal of Mr. Goldstein from the position of President and Chief Operating Officer of the Company; or

•
any other material adverse change in Mr. Goldstein’s status, position, duties or responsibilities (which shall include any adverse change in the reporting relationships described in his employment agreement) which is not cured within thirty (30) days after written notice thereof is delivered by Mr. Goldstein to the Company.

Mr. Dumont
Mr. Dumont’s employment agreement provides that in the event that his employment is terminated by the Company for cause (as defined in his employment agreement and below), death or disability, or Mr. Dumont terminates his employment agreement without good reason (as defined in his employment agreement and below), then Mr. Dumont would be entitled to receive the “Dumont Standard Benefits” described below:

•	continuation of his base salary through the date of termination of employment;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
In the event that Mr. Dumont’s employment is terminated by the Company without cause or he terminates his employment agreement for good reason, then, pursuant to his employment agreement, Mr. Dumont would be entitled to receive, in addition to the Dumont Standard Benefits:

•	continuation of base salary for 12 months following termination of employment;

•
continuation participation in the health plans of the Company for one year following the date of termination, provided that the Company’s obligation to provide such heath care benefits shall cease at the time he and his dependents become eligible for comparable benefits from another employer that do not exclude any pre-existing condition of he or any covered dependent that was not excluded under the Company’s health plans immediately prior to the date of termination; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
Under Mr. Dumont’s employment agreement, he is permitted to terminate his employment with the Company upon 90 days’ written notice following a change in control (as defined in the Company's 2004 Equity Award Plan and in the description of Mr. Adelson’s employment agreement above); provided that his termination of employment may not be effective until 12 months following the change in control. Under those circumstances, he would be entitled to receive:

•	all accrued and unpaid base salary and previously earned bonus(es) through the date of termination; and

•	a lump sum payment of one (1) times his base salary.
Definitions. The terms “cause” and “good reason” are defined in Mr. Dumont's employment agreement as follows:
Mr. Dumont may be terminated by the Company for “cause” if:

•	he is convicted of a felony or misappropriates any material funds or material property of the Company or any of its affiliates;

•	he commits fraud or embezzlement with respect to the Company or any of its affiliates;

•	he commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or to carry out his duties to the Company and he fails to correct the situation following written notice;

•	he commits a material breach of his employment agreement and he fails to correct the situation following written notice;

•	he commits a material breach of the Company’s Code of Business Conduct and Ethics; or

•
he commits any act or acts of serious and willful misconduct (including disclosure of confidential information or other material breach of the restrictive covenants, warranties and acknowledgments included in the employment agreement) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates.

The term “good reason” is defined in Mr. Dumont’s employment agreement to mean any of the following:

•	a material breach of Mr. Dumont’s employment agreement by the Company;

•	a reduction in Mr. Dumont’s base salary;

•
a material change in Mr. Dumont’s duties or responsibilities that would cause Mr. Dumont’s position to have less dignity, importance or scope than intended at the effective date of his employment agreement; or

•
a change in control provided, that good reason shall not be deemed to occur solely as a result of a transaction in which the Company becomes a subsidiary of another company, assuming no change in control so long as Mr. Dumont’s duties and responsibilities of office are not materially changed as they relate solely to the Company.

Mr. Jacobs
Mr. Jacobs’ employment agreement provides that in the event that his employment is terminated by the Company for cause (as defined in his employment agreement and below) or Mr. Jacobs terminates his employment agreement without good reason (as defined in his employment agreement and below), then Mr. Jacobs would be entitled to receive the “Jacobs Standard Benefits” described below:

•	continuation of his base salary through the date of termination of employment;

•	reimbursement for expenses incurred, but not paid prior to such termination of employment, subject to the receipt of supporting information by the Company; and

•	such other compensation and benefits as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
In the event that Mr. Jacobs’ employment is terminated by the Company without cause or he terminates his employment agreement for good reason, then, pursuant to his employment agreement, Mr. Jacobs would be entitled to receive, in addition to the Jacobs Standard Benefits:

•	a lump sum payment of twelve (12) months base salary;

•	such other compensation as may be provided in applicable plans and programs of the Company, according to the terms and conditions of such plans and programs.
Definitions. The terms “cause” and “good reason” are defined in Mr. Jacobs’ employment agreement as follows:
Mr. Jacobs may be terminated by the Company for “cause” if:

•	he is convicted of a felony or misappropriates any material funds or material property of the Company or any of its affiliates;

•	he commits fraud or embezzlement with respect to the Company or any of its affiliates;

•	he commits any material act of dishonesty relating to his employment by the Company resulting in direct or indirect personal gain or enrichment at the expense of the Company or any of its affiliates;

•	he uses alcohol or drugs that render him materially unable to perform the functions of his job or to carry out his duties to the Company and he fails to correct the situation following written notice;

•	he commits a material breach of his employment agreement and he fails to correct the situation following written notice;

•	he commits a material breach of the Company’s Code of Business Conduct and Ethics; or

•
he commits any act or acts of serious and willful misconduct (including disclosure of confidential information or other material breach of the restrictive covenants, warranties and acknowledgments included in the employment agreement) that is likely to cause a material adverse effect on the business of the Company or any of its affiliates.

The term “good reason” is defined in Mr. Jacobs’ employment agreement to mean any of the following:

•	a material breach of Mr. Jacobs’ employment agreement by the Company;

•	a reduction in Mr. Jacobs’ base salary; or

•
a material change in Mr. Jacobs’ duties or responsibilities that would cause Mr. Jacobs’ position to have less dignity, importance or scope than intended at the effective date of his employment agreement.

Mr. Tanasijevich
Under the terms of Mr. Tanasijevich's employment agreement with us, he would be entitled to severance in accordance with Singapore law, which is consistent with all other Singapore employees covered by the law.
Mr. Raphaelson
Mr. Raphaelson entered into a new employment agreement with the Company effective November 1, 2015, with an expiration date of December 31, 2019. On June 22, 2016, Mr. Raphaelson provided written notice to inform the Company that he would cease to serve as the Executive Vice President, Global General Counsel and Secretary of the Company, and his employment agreement terminated effective on August 21, 2016. Other than the payout of accrued vacation pay that is generally available to our eligible employees, no payments or other compensation was paid to Mr. Raphaelson under Mr. Raphaelson's employment agreement.
2004 Equity Award Plan
In the event of a change in control, as defined in the Company's 2004 Equity Award Plan, if our Compensation Committee so determines:

•	all outstanding options and equity (other than performance compensation awards) issued under the 2004 Equity Award Plan shall fully vest; and

•	outstanding awards may be cancelled and the value of the awards paid to the participants in connection with a change in control.
In addition, performance compensation awards shall vest based on the level of attainment of the performance goals as determined by the Compensation Committee.

Potential Payments/Benefits Upon Termination of Employment for 2016
The table below sets forth information about the potential payments and benefits our named executive officers who were employed by the Company on December 31, 2016 may receive under their employment agreements, as in effect on December 31, 2016, upon the termination of their employment with the Company. The amounts shown in the table below are estimates of the payments that each named executive officer would receive in certain instances assuming a hypothetical employment termination date of December 31, 2016. The amounts actually payable will be determined only upon the termination of employment of each named executive officer, taking into account the facts and circumstances surrounding the named executive officer’s termination of employment, and are qualified in all respects by the terms of the applicable employment agreements and applicable law.
The information in the table assumes that:

•	amounts included as bonus payments for 2016 performance are target amounts based on the achievement of performance goals;

•	the named executive officer did not become employed by a subsequent employer; and

•	equity awards vest fully upon a change in control, if provided in the applicable employment agreement.

Name	Cash Payments	Acceleration of Restricted Stock(1)	Acceleration of Options(2)	Continued Health Benefits(3)	Total
Sheldon G. Adelson
-Without Cause/For Good Reason	$6,005,779	$4,975,126	$3,945,567	$20,000	$14,946,472
-Change in Control	$17,091,373	$4,975,126	$3,945,567	$40,000	$26,052,066
-Death/Disability	$6,005,779	$2,077,768	$1,011,537	$—	$9,095,084
Robert G. Goldstein
-Without Cause/For Good Reason	$3,400,000	$—	$—	$—	$3,400,000
-Change in Control	$10,200,000	$—	$—	$40,000	$10,240,000
-Death/Disability	$3,400,000	$—	$—	$—	$3,400,000
Patrick Dumont
-Without Cause/For Good Reason	$1,200,000	$—	$—	$20,000	$1,220,000
-Change in Control	$1,200,000	$—	$—	$—	$1,200,000
-Death/Disability	$—	$—	$—	$—	$—
Lawrence A. Jacobs
-Without Cause/For Good Reason	$890,000	$—	$—	$—	$890,000
-Change in Control	$—	$—	$—	$—	$—
-Death/Disability	$—	$—	$—	$—	$—
George Tanasijevich
-Without Cause/For Good Reason	$—	$—	$—	$—	$—
-Change in Control	$—	$—	$—	$—	$—
-Death/Disability	$—	$—	$—	$—	$—
____________________

(1)
Reflects (a) the grants of restricted stock for 2016 that are earned and vest pursuant to the applicable employment agreement and (b) the value of accelerated vesting of restricted stock, based on the closing price of our Common Stock on December 30, 2016 (the last trading day of 2016) of $53.41 per share. Of the amounts shown in the table, restricted stock with a value of $1,617,468 for Mr. Adelson vested during the period from January 1, 2017 through the date of this proxy statement and, accordingly, will not be accelerated in the event of a termination of employment for this executive officer.

(2)
Reflects the value of accelerated vesting of options equal to the excess of (a) the closing price of our Common Stock on December 30, 2016 (the last trading day of 2016) of $53.41 per share over (b) the applicable exercise price of the options. The unvested options for Mr. Goldstein that are eligible for accelerated vesting in the event of a termination of employment under his employment agreement, has an exercise price that exceeds the closing price of our Common Stock on December 30, 2016; therefore the value of these options is zero.

(3)	Continued health benefits represents the estimated cost for providing such benefits the named executive officer would be entitled to under the remainder of the term.

DIRECTOR COMPENSATION
During 2016, each of our non-employee directors received an annual cash retainer of $100,000 and an annual grant of, at each non-employee director’s election, either restricted stock or restricted stock units equal in value to $100,000. The restricted stock and restricted stock units are subject to a one-year forfeiture period and the shares may not be sold until the director retires from the Board (except to the extent necessary to cover taxes incurred as a result of the vesting of the restricted stock or restricted stock units). In 2016, Mr. Ader, Mr. Chafetz, Ms. Chau, Mr. Forman, Mr. Gerard, Mr. Jamieson, Mr. Koppelman, and Mr. Levi each received 2,139 shares of restricted stock. In addition, each non-employee director receives a one-time grant of options upon becoming a non-employee director with an aggregate value of $100,000 on the date of grant (based on the Black-Scholes option valuation model). The stock options vest in five equal installments on each of the first five anniversaries of the date of grant.
We pay non-employee directors $1,500 for each meeting of the Board that they attend ($750 for telephonic meetings). We pay non-employee directors who are members of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee $1,000 for each committee meeting that they attend ($500 for telephonic meetings). During 2016, we paid an annual retainer of $25,000 to the chairperson of the Audit Committee and an annual retainer of $15,000 to each member of the Audit Committee. We also paid an annual retainer of $15,000 to the chairpersons of the Compensation Committee, the Nominating and Governance Committee and the Compliance Committee, and an annual retainer of $5,000 to each member of these committees.
Non-employee directors may defer cash compensation payments into the Company’s Non-Employee Director Deferred Compensation Plan. None of the non-employee directors has elected to defer any payments to date. Non-employee directors are also reimbursed for expenses incurred in connection with their service as directors, including travel expenses for meeting attendance.
The goal of our director compensation program is to attract, motivate and retain directors capable of making significant contributions to the long term success of the Company and its stockholders. In 2014, and again in 2016, the Compensation Committee retained AETHOS to provide advice on the elements of, and amounts payable under, our director compensation program. In 2014, the Compensation Committee considered information provided by AETHOS that compared our director compensation program against the director compensation programs maintained by our peer group companies, as identified by AETHOS. For purposes of this analysis, the peer group companies included 31 companies that are in comparable industries, compete with us for the same director talent and investment dollars, and are of similar size, complexity and scope and have other shared characteristics with us, including revenue and market capitalization. As a result of the review of our director compensation program in 2014, and based on the advice and recommendations received from AETHOS, effective as of January 1, 2015, the annual cash retainer paid to our non-employee directors was increased from $75,000 to $100,000, and the annual grant of restricted stock to our non-employee directors was increased from $75,000 to $100,000. In 2016, the Compensation Committee again considered information provided by AETHOS that compared our director compensation program against the director compensation programs maintained by our peer group companies, as identified by AETHOS based on similar criteria to those described above. As a result of the review of our director compensation program in 2016, we determined that our director compensation program was appropriately designed to motivate and retain our non-employee directors and align the interests of our non-employee directors with the interests of our stockholders. Accordingly, no changes to our director compensation program were implemented for 2016.

In connection with the 2016 review of our director compensation program, the following peer group companies were selected by AETHOS based on the criteria described above. Except where noted, the same peer group companies were selected by AETHOS in connection with the 2014 review of our director compensation program.

• American Express Company	• MGM Resorts International
• Caesars Entertainment Corporation (2014 only)	• Nike, Inc.
• Carnival Corporation & plc	• Nordstrom, Inc.
• CBS Broadcasting Inc.	• PepsiCo, Inc.
• The Coca-Cola Company	• The Priceline Group Inc.
• Colgate-Palmolive Company	• Royal Caribbean Cruises Ltd.
• Delta Air Lines, Inc.	• Starbucks Corporation
• General Mills Inc.	• Starwood Hotels & Resorts
• Hertz Corporation (2014 only)	• Time Warner Inc. (2014 only)
• Hilton Hotels	• Twenty-First Century Fox, Inc.
• Hyatt Corporation (2016 only)	• United Continental Holdings, Inc.
• Kellogg Company (2014 only)	• VF Corporation (2014 only)
• Kimberly-Clark Corporation	• Viacom Inc.
• Loews Hotels	• The Walt Disney Company
• Marriott International, Inc.	• Wynn Resorts, Limited
• McDonald’s Corporation	• Yum! Brands, Inc.

2016 Director Compensation Table
The following table describes the compensation arrangements with our non-employee directors for 2016.

Name	Fees Earned ($)	Stock Awards(1) ($)	Option Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Jason N. Ader(4)	$135,000	$99,998	$—	$4,854	$239,852
Irwin Chafetz	$107,500	$99,998	$—	$4,854	$212,352
Micheline Chau	$126,000	$99,998	$—	$4,854	$230,852
Charles D. Forman(5)	$107,500	$99,998	$—	$4,854	$212,352
Steven L. Gerard	$158,000	$99,998	$—	$4,854	$262,852
George Jamieson	$138,750	$99,998	$—	$4,854	$243,602
Charles A. Koppelman	$145,000	$99,998	$—	$4,854	$249,852
Michael A. Leven(5)(6)	$28,022	$—	$—	$—	$28,022
David F. Levi	$135,500	$99,998	$—	$4,854	$240,352
____________________

(1)
The amounts in this column are the grant date fair values of stock awards granted during the fiscal year ended December 31, 2016, as determined in accordance with accounting standards regarding share-based payments without regard to forfeitures. Assumptions used in the calculation of these amounts are reflected in Note 14 to the consolidated financial statements for the year ended December 31, 2016 included in the Company’s 2016 Annual Report on Form 10-K. The restricted stock vests on the earlier to occur of the first anniversary of the date of grant and the date of the Company’s annual meeting of stockholders in the calendar year following the date of grant, in each case, provided that the director is still serving on the Board on the vesting date. As of December 31, 2016, Mr. Ader, Mr. Chafetz, Ms. Chau, Mr. Forman, Mr. Gerard, Mr. Jamieson, Mr. Koppelman, and Mr. Levi each held 2,139 unvested shares of restricted stock that will vest on June 3, 2017.

(2)
As of December 31, 2016, Mr. Ader, Mr. Chafetz, Ms. Chau, Mr. Forman, Mr. Gerard, Mr. Jamieson, and Mr. Levi held options to acquire 57,051, 10,000, 6,215, 10,000, 4,336, 3,735 and 8,097 shares of our Common Stock, respectively. This included 32,051 options held as of December 31, 2016 by Mr. Ader, 6,215 options held by Ms. Chau, 4,336 options held by Mr. Gerard, 3,735 options held by Mr. Jamieson and 8,097 options held by Mr. Levi that vest (or have vested) in five equal installments on each of the first five anniversaries of the respective dates of grant. In addition, Mr. Chafetz and Mr. Forman also each held 10,000 options that vested in five equal installments on each of the first five anniversaries of December 17, 2007. Mr. Ader also held 25,000 options that vested in four equal installments on each of the first four anniversaries of the February 23, 2010 date of grant.

(3)	The amounts in this column are for accrued dividends received upon the vesting of restricted stock during 2016.

(4)	Mr. Ader resigned from the Board in April 2017. The vesting date of Mr. Ader's unvested shares of restricted stock was accelerated to April 6, 2017.

(5)	The amounts in the table exclude fees paid by Sands China Ltd. to Mr. Forman and Mr. Leven in connection with their service as members of the Board of Directors of Sands China Ltd.

(6)	Mr. Leven retired from the Board in April 2016. Mr. Leven's unvested shares of restricted stock were forfeited upon his resignation from the Board.

EQUITY COMPENSATION PLAN INFORMATION
The following table shows certain information with respect to our 2004 Equity Award Plan as of December 31, 2016:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(2)	7,375,513	$59.80	3,240,403
Equity compensation plans not approved by security holders	—	$—	—
Total	7,375,513	$59.80	3,240,403
____________________

(1)	The weighted average exercise price excludes 73,150 restricted stock units included in (a).

(2)
Our 2004 Equity Award Plan was originally approved by our stockholders prior to our initial public offering, and an extension of the plan term through December 14, 2019 was approved by our stockholders at our 2014 annual meeting of stockholders. The performance-based provisions of our 2004 Equity Award Plan were most recently reapproved by our stockholders at our 2013 annual meeting of stockholders.

AUDIT COMMITTEE REPORT
The Audit Committee of the Board currently consists of George Jamieson (Chair), Steven L. Gerard and Lewis Kramer. The Board has determined that Messrs. Jamieson, Gerard and Kramer meet the current independence and experience requirements of the NYSE’s listing standards. In addition, the Board has determined that each of the members of the Audit Committee is financially literate and Mr. Jamieson qualifies as the audit committee financial expert.
The Audit Committee’s responsibilities are described in a written charter adopted by the Board, which the Audit Committee reviews annually. The Audit Committee is responsible for providing independent, objective oversight of the Company’s financial reporting process. Among its various activities, the Audit Committee reviews:

1.	the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements;

2.	the independence and performance of the Company’s independent registered public accounting firm and internal auditors; and

3.	the Company’s compliance with legal and regulatory requirements.
The Audit Committee meets regularly in open sessions with the Company’s management, independent registered public accounting firm and internal auditors to consider the adequacy of the Company’s internal controls and the objectivity of its financial reporting. In addition, the Audit Committee meets regularly in closed sessions with the Company’s management, independent registered public accounting firm and internal auditors to review the foregoing matters. The Audit Committee selects the Company’s independent registered public accounting firm, and periodically reviews their performance and independence from management.
The Audit Committee reviewed and discussed the audited financial statements with management and Deloitte & Touche LLP, and management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The discussions with Deloitte & Touche LLP also included the matters required to be discussed by the standards of the Public Company Accounting Oversight Board. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Deloitte & Touche LLP its independence.
Based on the Audit Committee’s review of the audited financial statements and the review and discussions described in the foregoing paragraphs, the Audit Committee recommended to the Board that the audited financial statements for the fiscal year ended December 31, 2016 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 for filing with the Securities and Exchange Commission.
Pursuant to its charter, the Audit Committee performs an annual self-assessment. For 2016, the Audit Committee concluded that, in all material respects, it had fulfilled its responsibilities and satisfied the requirements of its charter and applicable laws and regulations.
Respectfully submitted,
George Jamieson, Chairman
Steven L. Gerard
Lewis Kramer
The foregoing report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.

FEES PAID TO INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The following table sets forth fees paid or payable to Deloitte & Touche LLP, our independent registered public accounting firm in 2015 and 2016, for audit and non-audit services as well as the percentage of these services approved by our Audit Committee:

	2015	2016	% of Services Approved by Audit Committee
Audit Fees	$5,960,000	$6,208,500	100%
Audit-Related Fees	$—	$—	100%
Tax Fees	$287,216	$395,061	100%
All Other Fees	$188,400	$108,400	100%
The category of “Audit Fees” includes fees for our annual audit and quarterly reviews, as well as additional audit-related accounting consultations and required statutory audits of certain of our subsidiaries.
The category of “Audit-Related Fees” includes services related to the U.S. benefit plan for 2015 and 2016. During 2015 and 2016, $52,575 and $35,000, respectively, in fees related to the audit of the plan were paid directly by the plan.
The category of “Tax Fees” includes tax consultation and planning fees and tax compliance services.
The category of “All Other Fees” principally includes fees for assistance with our enterprise risk management assessment and accounting training programs.
Pre-Approval Policies and Procedures
Our Audit Committee Charter contains our policies related to pre-approval of services provided by the independent registered public accounting firm. The Audit Committee, or one of its members if such authority is delegated by the Audit Committee, has the sole authority to review in advance, and grant any appropriate pre-approvals, of (a) all auditing services provided by the independent registered public accounting firm and (b) all non-audit services to be provided by the independent registered public accounting firm as permitted by Section 10A of the Exchange Act and, in connection therewith, to approve all fees and other terms of engagement.
The Audit Committee has adopted the following process regarding the engagement of the Company’s independent registered public accounting firm to perform services for the Company. For audit services related to the audit of the consolidated financial statements of the Company, the independent registered public accounting firm will provide the Audit Committee with an engagement letter each year prior to or contemporaneously with commencement of the audit services outlining the scope of the audit services proposed to be performed during the fiscal year. If the services are agreed to by the Audit Committee, the engagement letter will be formally accepted. The Audit Committee also approves statutory audit services for our foreign subsidiaries. For tax services, the independent registered public accounting firm will provide the Audit Committee with a separate scope of the tax services proposed to be performed during the fiscal year. If the terms of the tax services are agreed to by the Audit Committee, the tax engagement letters will be formally accepted. All other non-audit services will require pre-approval from the Audit Committee on a case-by-case basis.
If the pre-approval authority is delegated to a member, the pre-approval must be presented to the Audit Committee at its next scheduled meeting.

CERTAIN TRANSACTIONS
Set forth below is a description of certain transactions with our executive officers and directors. Under its charter, the Audit Committee approves all related party transactions required to be disclosed in our public filings and all transactions involving executive officers or directors of the Company that are required to be approved by the Audit Committee under the Company’s Code of Business Conduct and Ethics. For more information about our policies with respect to transactions with related parties, see “Corporate Governance — Related Party Transactions.”
Administrative Services Agreement
Pursuant to an administrative services agreement among Las Vegas Sands, Inc. (now known as Las Vegas Sands, LLC), certain of its subsidiaries and Interface Operations, LLC, an entity that is controlled by Mr. Adelson, our Chairman and Chief Executive Officer, and his wife, Dr. Miriam Adelson (“Interface Operations”), the parties have agreed to share ratably in the costs of, and under certain circumstances provide to one another, shared services, including legal services, accounting services, insurance administration, benefits administration, travel services and such other services as each party may request of the other. In addition, under this administrative services agreement, the parties have agreed to share ratably the costs of any shared office space. There were no payments under this agreement for 2016.
Registration Rights Agreement
Messrs. Adelson, Forman and Goldstein and certain other stockholders and employees, former employees and certain trusts that they established have entered into a registration rights agreement with us relating to the shares of Common Stock they hold. Subject to several exceptions, including our right to defer a demand registration under certain circumstances, Mr. Adelson and the trusts he established may require that we register for public resale under the Securities Act all shares of Common Stock they request be registered at any time, subject to certain conditions. Mr. Adelson and the trusts may demand registrations so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $20 million or more. Since we became eligible to register the sale of our securities on Form S-3 under the Securities Act, Mr. Adelson and the trusts have the right to require us to register the sale of the Common Stock held by them on Form S-3, subject to offering size and other restrictions.
The other stockholders that are party to this agreement were granted piggyback registration rights on any registration for the account of Mr. Adelson or the trusts that he established, subject to cutbacks if the registration requested by the Adelson entities is in the form of a firm commitment underwritten offering and if the underwriters of the offering determine that the number of securities to be offered would jeopardize the success of the offering.
In addition, the stockholders and employees that are party to this agreement and the trusts have been granted piggyback rights on any registration for our account or the account of another stockholder, subject to cutbacks if the underwriters in an underwritten offering determine that the number of securities offered in a piggyback registration would jeopardize the success of the offering.
On November 14, 2008, the Company entered into a second amended and restated registration rights agreement with Dr. Adelson and certain other stockholders in connection with (i) Dr. Adelson’s purchase of shares of the Company’s 10% Series A Cumulative Perpetual Preferred Stock and warrants to purchase an aggregate of up to 87,500,175 shares of Common Stock and (ii) the conversion of convertible notes held by Dr. Adelson into 86,363,636 shares of Common Stock. Dr. Adelson was granted the same registration rights with respect to the Series A Preferred Stock, the warrants and the Common Stock issuable upon exercise of the warrants and the conversion of the convertible notes as the registration rights previously granted under the registration rights agreement described above.
In connection with a Registration Statement on Form 3-ASR filed by the Company on November 3, 2014, the parties to the second amended and restated registration rights agreement and their permitted assignees (as defined in the agreement) waived their rights to (a) receive written notice from the Company of the filing of the registration statement and the proposed registration of the shares of our Common Stock underlying the Company’s outstanding warrants and (b) register any shares of Common Stock or preferred stock in the registration statement and the shares of our Common Stock underlying the Company’s outstanding warrants.
Transactions Relating to Aircraft
Aviation and Related Personnel
Sands Aviation, LLC (“Sands Aviation”), a wholly owned subsidiary of the Company, is engaged primarily in the business of providing aviation personnel, including pilots, aircraft mechanics and flight attendants, and administrative personnel, to the Company and to Interface Operations. Sands Aviation charges a fee to each of the Company and Interface Operations for their respective use of these personnel. The fees charged by Sands Aviation are based upon its actual costs of employing or retaining these personnel, which are then allocated between the Company and Interface Operations. The method of allocating these costs varies depending upon the nature of the service provided. For example, pilot services are allocated based upon the actual time spent operating aircraft for the Company and for Interface Operations, respectively. The services of Sands Aviation’s aircraft mechanics are allocated based on the number and manufacturer of aircraft serviced and administrative personnel are allocated based upon the number of aircraft maintained by the Company and Interface Operations, respectively. In addition, hangar lease costs are allocated based upon various factors, including the number and base location of aircraft maintained by the Company and Interface Operations, respectively. During 2016, Sands Aviation charged Interface Operations approximately $17 million for its use of Sands Aviation’s aviation and related personnel and other overhead costs.
Time Sharing Agreements
The Company and its subsidiaries use aircraft owned by companies controlled by Mr. Adelson for business purposes, including flying customers to our properties. The Company believes that its use of these aircraft provides the Company with a significant competitive advantage in attracting customers to the Company’s properties and that similar aircraft with comparable amenities are not generally available for charter. The Company believes that the amounts paid to companies controlled by Mr. Adelson for the use of the aircraft are less than the Company would be required to pay to a third party provider, if comparable aircraft were available, and also believes that the amounts paid pursuant to the agreements relating to the use of the aircraft described below do not provide for profits or a return on investment to the companies controlled by Mr. Adelson.
The Company has entered into several aircraft time sharing agreements and aircraft cost sharing agreements with Interface Operations. Under the agreements, the party using an aircraft pays fees of up to (i) twice the cost of the fuel, oil and other additives used, (ii) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (iii) all expenses for catering and in-flight entertainment materials, (iv) all expenses for flight planning and weather contract services, (v) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation, and (vi) all communications charges, including in-flight telephone. Under the agreements, the Company charged Interface Operations approximately $1.2 million in respect of Interface Operations' 2016 use of the Company's aircrafts, and Interface Operations charged the Company approximately $1.0 million in respect of the Company's 2016 use of Interface Operations' aircrafts.
In addition, the Company has entered into an aircraft cost allocation agreement with Interface Operations Bermuda Ltd. (“Interface Bermuda”), a company controlled by Mr. Adelson, providing the Company's access to a Boeing 747 aircraft and an Airbus 340 aircraft. Under the agreement, the Company has agreed to pay Interface Bermuda fees of up to (i) a pro rata share of all fixed costs, such as hangar, insurance, pilot salaries and training, maintenance, subscription services, support personnel and other similar items (exclusive of tax depreciation), (ii) actual costs of fuel, oil and other additives used, (iii) all fees, including fees for landing, parking, hangar, tie-down, handling, customs, use of airways and permission for overflight, (iv) all expenses for catering and in-flight entertainment materials, (v) all expenses for flight planning and weather contract services, (vi) all travel expenses for pilots, flight attendants and other flight support personnel, including food, lodging and ground transportation, and (vii) all communications charges, including in-flight telephone. Interface Bermuda charged the Company approximately $33,000 and $0.4 million in respect of the Company's 2016 use of Interface Bermuda's Boeing 747 aircraft and Airbus 340 aircraft, respectively.
Transactions Relating to Vessel
Marina Bay Sands has entered into a vessel use and expense agreement with Sira Company Ltd., a company controlled by Mr. Adelson. Under this agreement, Marina Bay Sands was entitled to use the vessel from November 2016 to the date of the vessel's departure from Singapore in 2017. Under the agreement, Marina Bay Sands has agreed to pay availability fees for the use of the vessel with all its equipment in working order, which approximates the actual operating costs of the vessel during the period of use. Sira Company Ltd. charged Marina Bay Sands approximately $1.5 million in respect of Marina Bay Sand's 2016 use of the vessel.

Other Transactions
We have employed Dr. Miriam Adelson, the wife of Mr. Adelson, our Chairman and Chief Executive Officer, as the Director of Community Involvement since August 1990 where, in conjunction with our Government Relations Department, she oversees and facilitates our partnerships with key community groups and other charitable organizations. We paid her approximately $60,000 during 2016.
Mr. Adelson and his family purchased certain services from the Company including lodging, banquet services and the use of Company personnel for $3.1 million during 2016.
Mr. Goldstein made payments of $0.2 million to the Company during 2016 for the use of Company personnel at his residence.
Mr. Dumont and his family purchased certain services from the Company including, lodging, transportation and food and beverage services for $67,000 during 2016.
During 2016, the Company made payments of $2.3 million for food and beverage services provided by restaurants in which Mr. Adelson and his family have an ownership interest.
Property and Casualty Insurance
With the exception of aviation-related coverages, the Company and entities controlled by Mr. Adelson which are not subsidiaries of the Company (the “Stockholder Controlled Entities”) purchase property and casualty insurance separately. The Company and the Stockholder Controlled Entities bid for and purchase aviation-related coverages together. The Company and the Stockholder Controlled Entities are separately invoiced for, and pay for, aviation related insurance and allocate the aviation insurance costs not related to particular aircraft among themselves in accordance with the other allocations of aviation costs discussed above.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
One of the purposes of the meeting is to elect four Class I directors for three-year terms ending in 2020. The four nominees are Charles D. Forman, Steven L. Gerard, George Jamieson and Lewis Kramer.
In the event any of the nominees should be unavailable to serve as a Director, which is not presently anticipated, it is the intention of the persons named in the proxies to select and cast their votes for the election of such other person or persons as the Board of Directors may designate.
Nominee Information
Charles D. Forman. Mr. Forman has been a director of the Company since August 2004. He has been a director of Las Vegas Sands, LLC (or its predecessor, Las Vegas Sands, Inc.) since March 2004. In addition, he has served as a member of the Board of Directors of the Company’s subsidiary, Sands China Ltd., since May 2014. Mr. Forman served as chairman and chief executive officer of Centric Events Group, LLC, a trade show and conference business from April 2002 until his retirement upon the sale of the business in 2007. From 2000 to 2002, he served as a director of a private company and participated in various private equity investments. During 2000, he was executive vice president of international operations of Key3Media, Inc. From 1998 to 2000, he was chief legal officer of ZD Events Inc., a tradeshow business that included COMDEX. From 1995 to 1998, Mr. Forman was executive vice president, chief financial and legal officer of Softbank Comdex Inc. From 1989 to 1995, Mr. Forman was vice president and general counsel of The Interface Group, a tradeshow and convention business that owned and operated COMDEX. Mr. Forman was in private law practice from 1972 to 1988. Mr. Forman is a member of the board of trustees of The Dana-Farber Cancer Institute and treasurer and a director of Nantucket Jewish Cemetery, Inc.
Steven L. Gerard. Mr. Gerard has been a director of the Company since July 2014. He served as the chief executive officer of CBIZ, Inc., a provider of integrated business services and products, from October 2000 until his retirement in March 2016 and continues to serve as the chairman of its board of directors, a position he has held since October 2002. Mr. Gerard was chairman and chief executive officer of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was chairman and chief executive officer of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as vice president of the securities division. Mr. Gerard also serves on the board of directors of Lennar Corporation, a home builder, and had served on the board of directors of Joy Global, Inc., a manufacturer and servicer of mining equipment.

George Jamieson. Mr. Jamieson has been a director of the Company since June 2014. He is a certified public accountant and a retired partner of PricewaterhouseCoopers LLP. He served in various positions at PricewaterhouseCoopers LLP (or predecessor firms) in various capacities from 1964 until 1997. Mr. Jamieson is a member of the American Institute of Certified Public Accountants. He recently retired as a member of the executive committee of the board of directors of the American Liver Foundation and has served on the boards of directors of many other charitable and civic organizations.

Lewis Kramer. Mr. Kramer has been a director of the Company since April 2017. Mr. Kramer was a partner at Ernst & Young from 1981 until he retired in June 2009 after a nearly 40-year career at Ernst & Young. At the time of his retirement, Mr. Kramer served as the global client service partner for worldwide external audit and all other services for major clients, and served on the firm’s United States executive board. He previously served as Ernst & Young’s national director of audit services. Mr. Kramer has served on the board of directors of L3 Technologies, Inc., since 2009.

The Board of Directors recommends a vote FOR the election of the nominees listed above.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors of the Company has selected Deloitte & Touche LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company during the year ending December 31, 2017, and our stockholders are being asked to ratify this selection as a matter of good corporate governance. If the selection is not ratified, the Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm.
A representative of Deloitte & Touche LLP will be present at the stockholders’ meeting with the opportunity to make a statement if he or she desires to do so and to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent public accountants for the year ending December 31, 2017.

PROPOSAL NO. 3
AN ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and pursuant to Section 14A of the Exchange Act, our stockholders are being provided with an advisory (non-binding) vote on executive compensation. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions. We refer to this non-binding advisory vote as the “say-on-pay” vote.
The say-on-pay vote is required to be offered to our stockholders at least once every three years. In 2011, our stockholders recommended that we provide them with the opportunity to provide their “say-on-pay” vote each year, and our Board of Directors has accepted that recommendation.
The Board of Directors is committed to corporate governance best practices and recognizes the significant interest of stockholders in executive compensation matters. As discussed in the Compensation Discussion and Analysis, the Compensation Committee believes that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders. In addition, our compensation philosophy places more emphasis on variable elements of compensation (such as annual cash bonuses and equity-based compensation) than fixed remuneration. For example, a significant portion of our executive compensation is based on the Company’s achievement of predetermined performance-based financial targets. Our executives also receive equity incentive awards to better link their compensation to the Company’s performance.
We encourage you to read our Compensation Discussion and Analysis contained in this proxy statement for a more detailed discussion of our compensation policies and procedures.
Our stockholders have the opportunity to vote for, against or abstain from voting on the following resolution:
“Resolved, that the stockholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC (which includes the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).”
The above-referenced disclosures appear at pages 18 - 41 of this proxy statement.

The Board of Directors recommends a vote “FOR” approval of the compensation of the named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC (which includes the Compensation Discussion and Analysis, the compensation tables, and any related material disclosed in this proxy statement).

PROPOSAL NO. 4
AN ADVISORY (NON-BINDING) VOTE ON HOW FREQUENTLY STOCKHOLDERS SHOULD VOTE TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
As required by the Dodd-Frank Act, our stockholders are being provided with an advisory (non-binding) vote on how frequently our stockholders should have an advisory (non-binding) vote on the compensation of our named executive officers. Although the vote is advisory and is not binding on the Board of Directors, the Compensation Committee will take into account the outcome of the vote when considering how frequently to hold say-on-pay votes. We refer to this non-binding advisory vote as the “say-on-frequency” vote. You may choose from the following alternatives: every year, every two years, every three years or you may abstain.
The say-on-frequency vote must be offered to our stockholders at least once every six calendar years and was last voted upon in June 2011.
The Board of Directors believes that having an annual say-on-pay vote to approve the compensation of our executive officers in satisfaction of U.S. disclosure rules is appropriate. Moreover, the Board of Directors believes that more frequent say-on-pay votes will permit the Board of Directors to receive current feedback on a timely basis from our stockholders regarding our compensation program for our named executive officers, which will enable us to implement more quickly any modifications that the Board of Directors determines to be appropriate.

The Board of Directors recommends that you vote in favor of holding a non-binding advisory vote every year to approve the compensation of our named executive officers as disclosed pursuant to the compensation disclosure rules of the SEC.

TIMEFRAME FOR STOCKHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING
Stockholders intending to present a proposal at the 2018 annual meeting of stockholders for inclusion in our proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must submit the proposal in writing to Las Vegas Sands Corp., Attention: Corporate Secretary, 3355 Las Vegas Boulevard South, Las Vegas, Nevada 89109. Such proposals must comply with the requirements of Rule 14a-8 of the Exchange Act and must be received by the Company no later than December 22, 2017.
In addition, our by-laws provide notice procedures for stockholders to nominate a person as a director and to propose business to be considered by stockholders at a meeting when such matter is not submitted for inclusion in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act. Generally, notice of a nomination or proposal not submitted pursuant to Rule 14a-8 must be delivered to us not later than the 90th day nor earlier than the 120th day prior to the first anniversary of the preceding year’s annual meeting. Accordingly, for our 2018 annual meeting of stockholders, notice of a nomination or proposal must be delivered to us no earlier than February 8, 2018 and no later than March 10, 2018. (If the date of the annual meeting, however, is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered to us not earlier than the 120th day prior to such annual meeting date and not later than the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.) Nominations and proposals also must satisfy other requirements set forth in the by-laws. If a stockholder complies with the forgoing notice provisions and with certain additional procedural requirements in our by-laws and the SEC rules, the Company will have authority to vote shares under proxies we solicit when and if the nomination or proposal is raised at the Annual Meeting.
We may refuse to acknowledge any stockholder proposal not made in compliance with the foregoing procedures.

OTHER INFORMATION
The Company will bear all costs in connection with the solicitation of proxies. The Company intends to reimburse brokerage houses, custodians, nominees and others for their out-of-pocket expenses and reasonable clerical expenses related thereto. Officers, directors and regular employees of the Company and its subsidiaries may request the return of proxies by telephone, telegraph or in person, for which no additional compensation will be paid to them.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on June 8, 2017: Our Proxy Statement and Annual Report to Stockholders for the year ended December 31, 2016 are available on our website at http://investor.sands.com/proxy.cfm.

ANNUAL MEETING OF STOCKHOLDERS OF

LAS VEGAS SANDS CORP.

June 8, 2017

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20430304000000001000 3 060817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOUR DIRECTOR NOMINEES NAMED IN ITEM NO. 1, "FOR" ITEM NOS. 2 AND 3, AND FOR "1 YEAR" ON ITEM NO. 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Charles D. Forman
- ○ Steven L. Gerard
- ○ George Jamieson
- ○ Lewis Kramer

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. An advisory (non-binding) vote to approve the compensation of the named executive officers	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
4. An advisory (non-binding) vote on how frequently stockholders should vote to approve the compensation of the named executive officers	☐	☐	☐	☐

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted "FOR" each of the four director nominees named in Item No. 1, "FOR" Item Nos. 2 and 3, and for "1 YEAR" on Item No. 4 and, in the discretion of the Proxies, on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at *www.astfinancial.com* for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

I plan to attend meeting. ☐

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Admission Ticket

Annual Meeting
of Stockholders of
LAS VEGAS SANDS CORP.
June 8, 2017
2:30 pm (Pacific Time)
Sands Showroom at The Venetian Resort Hotel Casino
3355 Las Vegas Boulevard South
Las Vegas, NV 89109

This ticket must be presented at the door for entrance to the meeting.

Stockholders may bring one guest to the meeting.

1

FORM OF PROXY

LAS VEGAS SANDS CORP.

Proxy for Annual Meeting of Stockholders

June 8, 2017

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert G. Goldstein and Lawrence A. Jacobs, and each of them, Proxies, with full power of substitution, to represent and vote all shares of Common Stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Las Vegas Sands Corp. to be held at the Sands Showroom at The Venetian Resort Hotel Casino, 3355 Las Vegas Boulevard South, Las Vegas, NV 89109, on June 8, 2017, at 2:30 pm (Pacific Time), and at any adjournments or postponements thereof, upon any and all matters which may properly be brought before said meeting or any adjournments or postponements thereof. The undersigned hereby revokes any and all proxies heretofore given with respect to such meeting.

(Continued and to be SIGNED on the other side)

COMMENTS:

1.1 14475

ANNUAL MEETING OF STOCKHOLDERS OF

LAS VEGAS SANDS CORP.

June 8, 2017

VOTING INSTRUCTIONS

INTERNET - Access "**www.voteproxy.com**" and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free **1-800-PROXIES** (1-800-776-9437) in the United States or **1-718-921-8500** from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EDT the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

COMPANY NUMBER	
ACCOUNT NUMBER	

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20430304000000001000 3   060817

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE FOUR DIRECTOR NOMINEES NAMED IN ITEM NO. 1, "FOR" ITEM NOS. 2 AND 3, AND FOR "1 YEAR" ON ITEM NO. 4.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

NOMINEES:
- ○ Charles D. Forman
- ○ Steven L. Gerard
- ○ George Jamieson
- ○ Lewis Kramer

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. Ratification of the selection of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the year ending December 31, 2017	☐	☐	☐
3. An advisory (non-binding) vote to approve the compensation of the named executive officers	☐	☐	☐

	1 year	2 years	3 years	ABSTAIN
4. An advisory (non-binding) vote on how frequently stockholders should vote to approve the compensation of the named executive officers	☐	☐	☐	☐

This Proxy will be voted as specified herein; if no specification is made, this Proxy will be voted "FOR" each of the four director nominees named in Item No. 1, "FOR" Item Nos. 2 and 3, and for "1 YEAR" on Item No. 4 and, in the discretion of the Proxies, on such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

Consenting to receive all future annual meeting materials and stockholder communications electronically is simple and fast! Enroll today at *www.astfinancial.com* for secure online access to your proxy materials, statements, tax documents and other important stockholder correspondence.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.

I plan to attend meeting. ☐

Signature of Stockholder ______ Date: ______ Signature of Stockholder ______ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.